UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.                        )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Friday, June 6, 2025

at 9:00 a.m. Pacific Time

To the Shareholders of MicroVision, Inc.:

The 2025 Annual Meeting of Shareholders of MicroVision, Inc., a Delaware corporation, will be held on Friday, June 6, 2025 at 9:00 a.m., Pacific Time. The Annual Meeting will be a virtual meeting held online at www.virtualshareholdermeeting.com/MVIS2025 via a live webcast. Shareholders of record at the close of business on April 7, 2025 and holders of proxies for those shareholders may attend and vote at the Annual Meeting. You will be able to vote and submit questions online through the virtual meeting platform during the Annual Meeting. You will not be able to attend the Annual Meeting in person.

The meeting is being held for the following purposes, each of which is more fully described in the accompanying proxy statement:

1.	To elect the seven director nominees named in the accompanying proxy statement to serve until the next annual meeting;

2.	To approve an amendment to our Certificate of Incorporation increasing our authorized shares of common stock from 310,000,000 shares to 510,000,000 shares;

3.	To approve an amendment to the 2022 MicroVision, Inc. Equity Incentive Plan;

4.	To approve on a non-binding advisory basis the compensation of the company’s named executive officers;

5.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the current fiscal year; and

6.	To transact any other business properly presented at the meeting.

Your vote is important to us. You may vote via the internet, by telephone, or by signing, dating, and returning the enclosed proxy card. If you are voting via the internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Thursday, June 5, 2025. For specific voting instructions, please refer to the information provided in the following proxy statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the internet.

Thank you for your ongoing support of MicroVision.

By Order of the Board of Directors,

Drew G. Markham
Corporate Secretary

Redmond, Washington
April 28, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 6, 2025. The proxy statement and the annual report to shareholders for the fiscal year ended December 31, 2024 have been mailed to shareholders and are available at https://ir.microvision.com/sec-filings.

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

June 6, 2025

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me these Proxy Materials?

A:	We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2025 Annual Meeting of Shareholders. The Annual Meeting will be held virtually on June 6, 2025 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/MVIS2025. You will be able to virtually attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast through the link. You will need the 16-digit control number provided on your proxy card (if applicable).

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the internet in accordance with the instructions contained on the proxy card. You may also complete, sign, date, and return the enclosed proxy card to the address in the instructions. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

On April 7, 2025, the record date, there were 245,794,611 shares of MicroVision common stock outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We made this proxy statement available on or about April 28, 2025 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. Your proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:	If you properly cast your vote by either voting your proxy by telephone or via the internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

“FOR” the election of each of the seven nominees for director named in this proxy statement;

“FOR” the approval of an amendment to our Certificate of Incorporation increasing our authorized shares of common stock from 310,000,000 shares to 510,000,000 shares;

“FOR” the approval of an amendment to the 2022 MicroVision, Inc. Equity Incentive Plan;

“FOR” the approval, on a non-binding advisory basis, of the compensation of the company’s named executive officers, as disclosed in this proxy statement under the heading Executive Compensation (commonly referred to as “say-on-pay”); and

“FOR” ratification of the selection of Moss Adams LLP as our independent registered public accounting firm.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we printed this proxy statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

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Q:	May my broker vote for me?

A:	Under the relevant self-regulatory organization and Securities and Exchange Commission rules, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you, but the broker may not vote your shares on matters that are not routine unless it receives instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 2 and Proposal 5, but may not vote on the other proposals. We encourage you, however, to instruct your broker on all proposals as, even if the rules permit, it is unlikely that your broker will choose to exercise discretion to vote your shares without receiving your instruction.

Q:	What are abstentions and broker non-votes?

A:	An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the internet by following these procedures. To revoke your proxy:

●	Vote again by telephone or internet;

●	Send in another signed proxy card with a later date;

●	Send a letter revoking your proxy to our Corporate Secretary at our headquarters office in Redmond, Washington; or

●	Attend the virtual Annual Meeting and vote during the meeting.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

Q:	How do I vote at the virtual meeting?

A:	You may attend the virtual meeting via the internet and vote during the meeting. Shareholders may virtually attend, vote, and submit questions in the Annual Meeting by visiting the www.virtualshareholdermeeting.com/MVIS2025. You will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the meeting. However, even if you plan to attend the Annual Meeting virtually, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is one-third of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors (Proposal 1)?

A:	Each nominee for director presented in Proposal 1 must be elected by a plurality of the votes properly cast, which means the seven nominees for director who receive the most “for” votes at the Annual Meeting will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

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Q:	What vote is required to approve the proposed amendment to the company’s Certificate of Incorporation to increase the total number of shares of the company’s authorized common stock (Proposal 2)?

A:	The affirmative vote of a majority of the outstanding shares of the company’s common stock is required to approve the amendment to the company’s Certificate of Incorporation to increase the total number of shares of the company’s authorized common stock. As a result, abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

Q:	What vote is required to approve the proposed amendment to the 2022 MicroVision, Inc. Equity Incentive Plan (Proposal 3)?
A:	The affirmative vote of a majority of the votes properly cast on the proposal at the Annual Meeting is required to approve the amendment to the 2022 MicroVision, Inc. Equity Incentive Plan. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	What vote is required to approve the vote on the compensation of our named executive officers (Proposal 4)?
A:	Because Proposal 4 is a non-binding advisory vote, there is technically no minimum vote requirement for that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the selection of Moss Adams LLP as our independent registered public accounting firm (Proposal 5)?

A:	The affirmative vote of a majority of the votes properly cast on the proposal at the Annual Meeting is required to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	Who pays the costs of soliciting these proxies?

A:	MicroVision will pay all the costs of soliciting these proxies. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by mail or personal conversations, or by telephone or other electronic means. We will also reimburse banks, brokers, nominees, fiduciaries and solicitors, for the expenses they incur in forwarding the proxy materials to you.

Q:	How can I opt out of receiving paper copies of proxy materials?

A:

Instead of receiving paper copies of MicroVision’s Annual Report and Proxy Statement in the mail, registered shareholders can elect to receive these communications electronically. Your election to receive future proxy materials electronically would result in expedited delivery of your materials, conserve natural resources and reduce MicroVision’s printing and mailing costs. For additional information or to elect this option, please access www.proxyvote.com.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial owner of MicroVision stock, please contact your broker, bank or other holder of record to find out whether this service is available to you.

Q:	Who should I contact if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of MicroVision common stock, please send an e-mail to ir@microvision.com.

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PROPOSAL ONE—ELECTION OF DIRECTORS

Our Board of Directors is elected each year at the Annual Meeting of Shareholders. We currently have seven directors. Upon the recommendation of the Nominating & Governance Committee, the Board has nominated the seven individuals listed below for election at the Annual Meeting, each of whom currently serves as a MicroVision director. These nominees bring a wide variety of relevant skills, professional experience, and backgrounds, as well as different viewpoints and perspectives to represent the long-term interests of shareholders and to fulfill the leadership and oversight responsibilities of the Board.

If any nominee listed below is unable to stand for election at the Annual Meeting, the persons named as proxies may vote any person designated by the Board to replace the nominee. Alternatively, the proxies may vote for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. As of the date of this Proxy Statement, the Board is not aware that any nominee is or will be unable to stand for election. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

Each director elected at the Annual Meeting will serve until MicroVision’s 2026 Annual Meeting of Shareholders or until they are succeeded by another qualified director who has been elected, or, if earlier, until their death, resignation, or removal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF the
FOLLOWING DIRECTOR NOMINEES.

Set forth below are the name, position held, age, and other relevant data pertaining to each of our director nominees. The principal occupation and recent employment history of each director nominee is described below, and the number of shares of common stock beneficially owned by each as of February 28, 2025 is set forth in the section of this Proxy Statement entitled, “Information About MicroVision Common Stock Ownership.”

Simon Biddiscombe Independent Director

Director since 2018

Age 57

Board Committees:

●  Audit, Chair

●  Compensation

Key Expertise:

● Executive Leadership

● Business Strategy

● Financial & Accounting

● Technology & Innovation

● Public Board Service & Governance

● Transportation & Mobility Industries

Mr. Biddiscombe is an advisor to privately held Third Wave Automation, a provider of high-reach autonomous forklifts having previously served as their Chief Financial Officer from August 2022 to December 2024. He also served as Executive Partner at Thomas H. Lee Partners, a premier private equity firm investing in middle market growth companies, from May 2022 to October 2023. Mr. Biddiscombe was Chief Executive Officer and a board member at publicly traded MobileIron, Inc., a security software provider for the digital enterprise protecting corporate data across apps, networks, and clouds, from October 2017 until its sale to Ivanti, Inc. in December 2020. From May 2015 to October 2017, Mr. Biddiscombe served as MobileIron’s Chief Financial Officer. He previously served in several executive leadership roles including Chief Financial Officer at ServiceSource International, Chief Financial Officer and Chief Executive Officer at QLogic, Chief Financial Officer at Mindspeed Technologies, and Chief Financial Officer at Wyle Electronics. He began his career at PricewaterhouseCoopers LLP where he spent nine years, including the firm’s Silicon Valley technology accounting and audit practice. Mr. Biddiscombe holds a BA in business studies from the University of Glamorgan and is a Fellow of the Institute of Chartered Accountants in England and Wales.

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Robert P. Carlile Chair of the Board

Director since 2017

Age 69

Board Committees:

● Compensation

● Nominating & Governance

Key Expertise:

● Executive Leadership

● Business Strategy

● Financial & Accounting

● Public Board Service & Governance

Mr. Carlile has been the Chairman of the Board since June 2022. Previous to that he was Chair of the Audit Committee. Mr. Carlile was a partner at KPMG LLP from 2002 to 2016, and a partner at Arthur Andersen LLP from 1987 to 2002. During his 39-year career in public accounting, Mr. Carlile served as the lead audit partner on numerous public company engagements operating across different industries including technology, global logistics, retail, transportation and manufacturing. In addition to his experience as a lead audit partner, Mr. Carlile held a variety of operating leadership positions at KPMG and Arthur Andersen. Mr. Carlile also serves on the Board of Directors of publicly traded Expeditors International, where he is the Chairman of the Board, and the Board of Directors of Virginia Mason Franciscan Health.

Jeffrey A. Herbst Independent Director

Director since 2022

Age 60

Board Committees:

● Compensation, Chair

● Audit

Key Expertise:

● Executive Leadership

● Business Strategy

● Financial & Accounting

● Technology & Innovation

● Public Board Service & Governance

Mr. Herbst is Co-Founding Managing Partner of GFT Ventures, a venture capital firm focused on investing in early-stage technology companies primarily located in the U.S. and Israel. Prior to launching GFT Ventures in March 2021, Mr. Herbst served in various roles at NVIDIA Corporation from December 2001 to July 2021, most recently serving as Vice President of Business Development where he built an ecosystem of accelerated computing applications spanning the domains of AI, data science, autonomous machines, and graphics and visualization. Prior to that, he practiced as an attorney with Wilson Sonsini Goodrich & Rosati. Mr. Herbst holds a J.D. degree from Stanford University and a B.S. degree with honors in computer science from Brown University.

Peter Schabert

Independent Director

Mr. Schabert is currently a management consultant advising companies in the automotive supply industry. He previously served as President and Chief Executive Officer of Beijing Benz Automotive Co., Ltd, from August 2015 until his retirement in April 2017. Mr. Schabert spent 31 years at Daimler AG, serving in various leadership roles, including head of global powertrain production, and site manager of several Mercedes-Benz manufacturing sites serving in locations throughout Germany, China, and the U.S. Mr. Schabert holds a mechanical engineering degree from Technische Universität Braunschweig.

Director since 2024 Age 70 Board Committees: ● Nominating & Governance Key Expertise: ● Executive Leadership ● Business Strategy ● Technology & Innovation ● Transportation & Mobility Industries

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Jada Smith

Independent Director

Ms. Smith is Vice President, Program Management for the Americas at Visteon Corporation, a publicly traded global technology company in the automotive industry, a role she has held since September 2024. From December 2023 to September 2024, Ms. Smith served as Senior Vice President, Product Strategy & Delivery at Karma Automotive, a privately held ultra-luxury electric vehicle manufacturer. Prior to Karma Automotive, Ms. Smith served in several roles of increasing responsibility at Aptiv PLC, a publicly traded global technology company serving the automotive industry. At Aptiv, from February 2022 to November 2022, Ms. Smith served as Senior Program Director, Ford; from November 2020 to August 2022, as Global Engineering Director, Software Platform; from June 2020 to November 2020, as Global Director of Program Management, Connection Systems; as well as previous roles. Prior to Aptiv, Ms. Smith spent nearly 13 years in various engineering roles at Delphi Automotive PLC, a publicly traded high-technology company serving the automotive and transportation sectors, which created Aptiv PLC via a spin-off transaction in 2017. From September 2019 to March 2024, Ms. Smith served on the Board of Directors of the nonprofit Center for Automotive Research. Ms. Smith has a Master of Business Administration Degree from Indiana University Kokomo and a B.S. Degree in Electrical Engineering Technology from Purdue University.

Director since 2024

Age 47

Board Committees:

●  Audit

●  Nominating & Governance

Key Expertise:

● Executive Leadership

● Business Strategy

● Technology & Innovation

● Transportation & Mobility Industries

Mark B. Spitzer

Independent Director

Dr. Spitzer is a Fellow of the American Physical Society and a Senior member of the Institute of Electrical and Electronic Engineers. Beginning in 2012, Dr. Spitzer served as the Director of Operations for Project Glass at Google X (now X Development LLC), moving to the virtual reality team at Google in 2015 and retiring from Google in 2017. Prior to Google, Dr. Spitzer founded The MicroOptical Corporation (eventually renamed Myvu Corporation) in 1996, where he served as Chief Executive Officer. In the early 1990s, Dr. Spitzer served as Principal Scientist at Kopin Corporation. In 2014, Dr. Spitzer received the Special Recognition Award from the Society for Information Display for contributions to the development of active-matrix liquid-crystal microdisplays, microdisplay viewing optics, and wearable computer technology. He has 72 patents in the fields of photovoltaics, micro-displays, micro-electromechanical systems (MEMS), optics, augmented reality and virtual reality. Dr. Spitzer received a B.A. with distinction in physics at Boston University and a Ph.D. in physics at Brown University.

Director since 2020

Age 71

Board Committees:

● Nominating & Governance, Chair

● Compensation

Key Expertise:

● Executive Leadership

● Business Strategy

● Technology & Innovation

● Public Board Service & Governance

Sumit Sharma Chief Executive Officer & Director	Director since 2020 Age 51 Key Expertise: ● Executive Leadership ● Business Strategy ● Technology & Innovation ● Transportation & Mobility Industries

Mr. Sharma has served as Chief Executive Officer of MicroVision, Inc. since February 2020, and served as Chief Operating Officer from June 2018 to February 2020, after serving as Vice President of Product Engineering and Operations since February 2017 and Vice President and Senior Director of Operations since September 2015. Prior to MicroVision, he has served as Head of Manufacturing Operations for Project Glass at Google X; as Senior Director, Advanced Manufacturing Operations and Technology Development at Jawbone; and as a Product Development and Operations consultant at BlueMadison Consulting. Mr. Sharma has extensive experience in optics, wearable technology, and product development and qualification for the automotive industry. Mr. Sharma also has deep experience in global operations and developing strategic partnerships. A patent holder, Mr. Sharma received his baccalaureate degree in engineering from New Jersey Institute of Technology.

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BOARD OF DIRECTORS & GOVERNANCE MATTERS

We seek individuals to serve as directors with established strong professional reputations, sophistication and experience in strategic planning, leadership, business management, innovation and in substantive areas that affect our business such as: technology development; sourcing, manufacturing and operations; financing; finance and accounting; business operations; intellectual property strategy and licensing; legal and regulatory; and sales and marketing. We believe that each of our current directors possesses the professional and personal qualifications necessary for Board service.

We are committed to actively refreshing our Board and each committee to promote a healthy mix of perspectives and tenures, which we believe promotes strong Board governance. From time to time, we have engaged a third-party recruiter to identify and recommend qualified candidates who will complement the existing skill set and expertise of our Board.

We value having a Board that reflects a variety of relevant perspectives, which together increase the Board’s collective depth and breadth of knowledge. We endeavor to seek out highly qualified director candidates, ensuring that our Board reflects a broad range of perspectives and backgrounds that can prepare and guide the company to successfully navigate changing market dynamics and evolving business environments. The seven director nominees for election at our 2025 Annual Meeting bring to our Board a variety of backgrounds, skills, professional and industry experience, and other attributes and perspectives that contribute to the collective quality of our Board.

Board Meetings and Committees

Our Board met seven times and took action by written consent three times during 2024. Each director attended at least 75% of all Board and applicable committee meetings held during 2024. Directors are highly encouraged to attend our annual meeting of shareholders each year, all but one of the directors nominated for election at our 2024 annual meeting and serving on our Board at the time attended our 2024 annual meeting.

The Board has three principal committees performing the functions required of independent directors by Securities and Exchange Commission, or SEC, rules and Nasdaq listing standards: Audit Committee, Compensation Committee, and Nominating & Governance Committee. Each of these committees meets regularly and has a written charter approved by the Board that is reviewed annually by the respective committee. In addition to these three principal committees, the Board has in the past and may in the future create special committees from time to time.

At each regularly scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by that committee during the quarter. Each director serving on our principal committees is an independent director pursuant to applicable Nasdaq listing standards and SEC rules.

The current charters for each of our principal committees can be found on the investor relations section of our website at www.ir.microvision.com. The composition of our principal committees as of March 31, 2025 was as shown in the table below. We anticipate that some changes in committee composition may be made soon after the 2025 Annual Meeting.

Audit Committee	Compensation Committee	Nominating & Governance Committee
Simon Biddiscombe (Chair) Jeffrey Herbst Jada Smith	Jeffrey Herbst (Chair) Simon Biddiscombe Robert Carlile Dr. Mark Spitzer	Dr. Mark Spitzer (Chair) Robert Carlile Peter Schabert Jada Smith

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The Audit Committee

Our Audit Committee:

●	oversees our accounting and financial reporting processes and the audits of our financial statements and internal control over financial reporting;

●	oversees the qualifications, independence, performance, and engagement of our independent registered public accounting firm;

●	oversees our disclosure controls and procedures, and internal audit function;

●	reviews and pre-approves all audit and permitted non-audit services and fees;

●	reviews and approves all related-person transactions;

●	oversees compliance with policies on business ethics and public responsibility; and

●	oversees financial-related risks and the enterprise risk management program, including management of risks related to cybersecurity.

Changes to the composition of the committee in 2024 included the appointment of Simon Biddiscombe as Chair and the appointment of Jada Smith as a committee member, replacing Brian Turner. The Audit Committee met five times and took action by written consent four times during 2024.

The “audit committee financial experts” designated by the Board are Simon Biddiscombe, Robert Carlile, and Jeffrey Herbst, each an independent director. Mr. Biddiscombe has eleven years of experience as a chief financial officer of four public companies and nine years of experience in various roles at PricewaterhouseCoopers LLP. Mr. Carlile has thirty-nine years of experience in various roles in public accounting at KPMG and Arthur Andersen. Mr. Herbst has twenty-two years of experience overseeing venture investments and strategic acquisitions in roles at NVIDIA Corporation and at GFT Ventures, a venture capital firm he co-founded.

The Compensation Committee

Our Compensation Committee:

●	oversees our compensation and employee benefit programs, policies, plans and overall compensation philosophy;

●	determines compensation policies for executive officers and employees;

●	reviews the performance, and determines the compensation, of executive officers;

●	approves and oversees equity-related incentive plans and executive bonus plans;

●	evaluate compensation policies and practices as they relate to risk management practices;

●	recommends the compensation program for Board members; and

●	oversees management of people operations and resources.

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The Compensation Committee’s charter provides the committee with the authority to retain a compensation consulting firm in its discretion. Throughout 2024, the Compensation Committee retained Frederic W. Cook & Co., Inc., or F.W. Cook, to provide independent compensation consulting services after assessing the independence and determining that there was no conflict of interest. F.W. Cook advised the Compensation Committee on a variety of matters including executive compensation, pay philosophy, compensation peer group, competitive market information, incentive plan design, emerging best practices in compensation matters and alignment of executive compensation with shareholder interests.

The Compensation Committee also serves as the Plan Administrator for our equity award plans pursuant to authority delegated by the Board. The Committee may delegate its authority when it deems appropriate and in the best interest of the company and when such delegation would not violate applicable law, regulation, or Nasdaq rules or SEC requirements.

Changes to the composition of the committee in 2024 included the appointment of Jeffrey Herbst as Chair and of Dr. Mark Spitzer as a member, replacing Judith Curran. The Compensation Committee met five times and took action by unanimous written consent zero times during 2024.

The Nominating & Governance Committee

Our Nominating & Governance Committee:

●	counsels the Board of Directors with respect to Board and committee structure and membership;

●	establishes criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

●	identifies, reviews, and recommends director candidates for the Board;

●	recommends directors for election at the annual meeting of shareholders and to fill new or vacant positions;

●	establishes policies with respect to the process by which our shareholders may recommend candidates for consideration for nomination as a director;

●	assesses and monitors, with Board involvement, the performance of the Board; and

●	recommends directors for membership on Board Committee.

Changes to the composition of the committee in 2024 included the appointment of Dr. Mark Spitzer as Chair to replace Judith Curran, and of Peter Schabert and Jada Smith as members. The Nominating & Governance Committee met four times and took action by unanimous written consent one time during 2024.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the company, directly or as an officer, share owner, or partner of an organization that has a relationship with the company. The Board observes all criteria for independence set forth in the Nasdaq listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with us, either directly or indirectly. As a result of its annual review, the Board has determined that all of the directors and proposed nominees for director, with the exception of Mr. Sharma, are independent and we refer to them throughout this document as the Independent Directors.

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The Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that a director is not considered independent if such director is our employee, or is a partner in, or executive officer of, an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed the greater of 5% of the recipient’s consolidated gross revenue for that year or $200,000. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the Independent Directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by the Nasdaq listing standards, the Board made a subjective determination as to each Independent Director and proposed nominees for director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC, providing that to qualify as “independent” for purposes of membership on that Committee, members of audit committees may not accept, directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Compensation Committee Interlocks and Insider Participation

Mr. Herbst, Mr. Biddiscombe, Mr. Carlile and Mr. Spitzer have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the company. The Board has oversight responsibility of the processes established to report and monitor systems for the most significant risks applicable to the company. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that set forth, expectations and responsibilities for our directors, board committee structure and functions, board leadership responsibilities, and other policies regarding the operations of our Board. Our Corporate Governance Guidelines are available without charge on our Investor Relations section of our website, which is located at https://ir.microvision.com.

Board Leadership Structure

Our Board annually elects a Chair of the Board. The Board has chosen to separate the roles of Chair and Chief Executive Officer. Mr. Carlile currently serves as Chair. In this role, among other duties, Mr. Carlile meets with our Chief Executive Officer and with senior officers as necessary, schedules and presides at meetings of the Board, including meetings of the Independent Directors, serves as a liaison between the Board and our management, approves meeting schedules and agendas, and undertakes other responsibilities designated by the Board. The Board believes that the separate roles of Chief Executive Officer and Chair currently serve the interests of us and our shareholders well. Our Chief Executive Officer can devote his attention to leading the company and focus on our business strategy. The Board believes that our separate Chair provides an appropriate level of independence in the company’s leadership through his review and approval of meeting agendas and his leadership of the Board.

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The Nominating & Governance Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date of the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating & Governance Committee care of the Corporate Secretary, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052, must contain the following information and must comply with the procedures in sections 1.11 and 1.12 of our bylaws:

●	All information regarding the nominating shareholder specified in our by-laws, including: the name, address, and number of shares of common stock beneficially owned by the nominating shareholder and any Stockholder Associated Person (as defined in our by-laws);

●	A representation that the nominating shareholder, or Stockholder Associated Persons, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the annual meeting;

●	All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

●	Confirmation that the candidate is independent, with respect to the company, under the independence requirements established by us, the SEC, and Nasdaq listing requirements, or, if the candidate is not independent with respect to the company under all such criteria, a description of the reasons why the candidate is not independent;

●	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

●	A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the company in accordance with applicable laws, and our certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors & Officers Questionnaires.

In addition to satisfying the foregoing requirements under our by-laws and to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees for the 2025 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, as amended.

Any eligible shareholder who wishes to submit a nomination should review the requirements in our by-laws on nominations by shareholders.

In its assessment of each potential candidate, the Nominating & Governance Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating & Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating & Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating & Governance Committee considers, in addition to the requirements set out in the Nominating & Governance Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

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Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board regarding various topics related to the company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message addressed to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary of the company to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Code of Ethics

We have adopted a code of ethics applicable to all of our executive officers, known as the Code of Ethics for MicroVision Executives. We have also adopted a code of conduct applicable to our directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for MicroVision Executives and the Code of Conduct are available on our website. In the event that we amend or waive any of the provisions of the Code of Ethics for MicroVision Executives we intend to disclose the same on our website at www.microvision.com.

Insider Trading Policies

The MicroVision Statement of Policy on Insider Trading and related Pre-Clearance Procedures govern the purchase, sale, and/or other dispositions of MicroVision securities by our directors, officers, and employees. We believe that these policies are reasonably designed to promote compliance with insider trading laws, rules, and regulations. While the company is not subject to this policy, it is standard MicroVision practice to comply with all applicable securities laws when transacting in its own securities.

Policy Against Employee, Officer and Director Hedging

We consider it improper and inappropriate for any director, officer or other employee of ours to engage in speculative transactions in MicroVision securities. It is, therefore, our policy that directors, officers and other employees may not engage in any of the following transactions with respect to MicroVision’s securities:

●	Short Sales: Short sales of MicroVision securities portray an expectation on the part of the seller that the securities will decline in value and could signal to the market that the seller has no confidence in the company or its short-term prospects. For these reasons, short sales of MicroVision securities are prohibited by our policy.

●	Publicly Traded Options: Transactions in options also may focus the person’s attention on short-term performance at the expense of our long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by our policy.

●	Hedging Transactions: We strongly discourages hedging transactions of MicroVision securities, such as zero-cost collars and forward sale contracts. Any requests to engage in hedging transactions of MicroVision stock must be submitted to the General Counsel (or the Board of Directors for our named executive officers). No such transactions were approved during the most recently completed fiscal year.

●	Margin Accounts and Pledges: Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in MicroVision securities, directors, officers and other employees are prohibited from holding MicroVision securities in a margin account or pledging MicroVision securities as collateral for a loan, except to MicroVision.

●	Limit Orders: The General Counsel must review the effective period and timing of any limit order in advance of placing such an order. In general, limit orders will not be approved that begin before or extend after the trading window guidelines discussed above. Despite prior approval an employee must cancel any limit order if the employee later learns material, nonpublic information before the execution of the trade.

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Director Compensation for 2024

The following table provides information concerning the compensation of our non-employee directors during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash	Stock Awards (3)(4)	Option Awards(5)	Total
Simon Biddiscombe	$91,250	$88,495	—	$179,745
Robert P. Carlile	$125,000	$88,495	—	$213,495
Judith M. Curran, former director (1)	$21,250	$—	—	$21,250
Jeffrey A. Herbst	$78,750	$88,495	—	$167,245
Peter Schabert	$56,250	$73,652	—	$129,902
Jada Smith	$56,250	$88,495	—	$144,745
Mark B. Spitzer	$82,500	$88,495	—	$170,995
Brian V. Turner, former director (2)	$71,250	$88,495	—	$159,745

(1)	Ms. Curran departed from the Board in connection with our 2024 annual shareholder meeting on June 5, 2024.
(2)	Mr. Turner retired from the Board on September 27, 2024.
(3)	The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in the year shown pursuant to our 2022 Equity Incentive Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the director. For a discussion of valuation assumptions for these awards, see Note 9 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. Please note that the number of restricted stock units, or RSUs, granted to directors is based upon the average closing price of our common stock for the 20 trading days prior to the applicable annual meeting date, whereas the grant date fair value is calculated based on the closing price on the grant date. In addition, Mr. Schabert’s award covered the same number of shares as other directors but was granted on a different date, thus resulting in a different grant date fair value.
(4)	As of December 31, 2024, each of our active non-employee directors held an outstanding RSU award covering 40,224 shares of MicroVision common stock. Additionally, Mr. Spitzer, pursuant to a deferral election for tax planning purposes, deferred settlement of 85,982 RSUs granted in 2023 and 2024. In accordance with Mr. Spitzer’s deferral election the vested shares to be issued in settlement of such RSUs will be delivered to him when he ceases to provide services to us or upon our change of control.
(5)	As of December 31, 2024, the number of outstanding shares underlying option awards for each of our non-employee directors was 30,000 for each of Mr. Biddiscombe, Mr. Carlile, and Mr. Spitzer, and 0 for Mr. Herbst, Mr. Schabert, and Ms. Smith.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board.

We believe it is important to have a compensation policy for non-employee directors that enables us to attract and retain skilled board members with relevant expertise. Our Director Compensation Policy was revised May 2021 to provide a total annual compensation approach that is split between cash and equity based on dollar value. Our Compensation Committee, supported by its independent compensation consultant, reviews our policy regularly to ensure its market competitiveness and continued effectiveness in meeting our goals. Under the policy, base cash compensation is $75,000 for each director. Board and committee chairs receive additional cash compensation that reflects additional responsibilities: Board chair, $50,000; audit committee chair, $20,000; compensation committee chair, $15,000; and nominating & governance committee chair, $10,000. Independent Directors are generally required to serve on two committees. Cash is paid in equal quarterly installments. Annual equity compensation for each director is in the form of an award of RSUs equal to approximately $100,000 based on the average closing price of our common stock over the 20 trading days preceding the Annual Meeting of Shareholders. Those equity awards vest in equal quarterly installments, with the final installment vesting on the earlier of the one-year anniversary of the grant date or the day before the next Annual Meeting. New directors do not receive a separate initial fee or equity grant but receive cash and an equity grant on a pro rata basis depending on the director’s start date with us.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than compensation arrangements for our named executive officers and directors, there was no transaction or series of similar transactions, since January 1, 2024, to which we were a party or will be a party, in which: (i) the amounts involved exceeded or will exceed $120,000; and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Policies and Procedures with Respect to Related Person Transactions

Under the Code of Conduct adopted by us, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for MicroVision Executives we have adopted, all of our executive officers must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. We also review questionnaires completed by all directors and executive officers for potential “related-person transactions” between us and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

INFORMATION ABOUT MICROVISION COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of February 28, 2025 (the “table date”), the number of shares of our common stock beneficially owned by our directors and nominees, named executive officers, and all directors and executive officers as a group and each person known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares(1)	Percent of Common Stock(2)
Sumit Sharma(3)	1,088,769	*
Anubhav Verma	267,024	*
Drew G. Markham	188,506	*
Simon Biddiscombe(4)	235,166	*
Robert P. Carlile(4)	294,666	*
Jeffrey A. Herbst	144,594	*
Peter Schabert	60,338	*
Jada Smith	40,225	*
Mark B. Spitzer(4)(5)	177,877	*
All executive officers and directors as a group (9 persons)(6)	2,497,165	1.02%
BlackRock(7)	15,635,630	7.30%
Vanguard(8)	13,732,638	7.23%

*	Less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 244,784,976 shares of common stock outstanding as of February 28, 2025.
(3)	Includes 190,348 shares issuable upon exercise of options.
(4)	Includes 30,000 shares issuable upon exercise of options.
(5)	Includes 85,982 vested RSUs that have not been delivered to Mr. Spitzer pursuant to his deferral election for tax planning purposes.
(6)	Includes 280,348 shares issuable upon exercise of options, 120,672 RSUs scheduled to vest within 60 days of the table date and 85,982 vested RSUs that have not been delivered pursuant to a deferral election.
(7)	The Schedule 13G filed with the SEC by BlackRock, Inc. on November 8, 2024 indicates that as of December 31, 2024, BlackRock beneficially owned 15,635,630 shares of MicroVision common stock, with sole voting power over 15,480,363 shares and sole dispositive power over 15,635,630 shares. BlackRock’s reported address is 50 Hudson Yards, New York, NY 10001.
(8)	The Schedule 13G filed with the SEC by The Vanguard Group on February 13, 2024 indicates that as of December 31, 2024, Vanguard beneficially owned 13,732,638 shares of MicroVision common stock, with sole voting power over 0 shares and sole dispositive power over 13,230,093 shares. Vanguard’s reported address is 100 Vanguard Blvd., Malvern, PA 19355.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements during 2024.

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Proposal Two—Approval of AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF

INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

To enable broadening our go-to-market strategy and deepening our financial resources, we are asking our shareholders to approve an amendment to our Certificate of Incorporation to increase our authorized shares of common stock from 310,000,000 shares to 510,000,000 shares. For convenience, throughout the discussion of this proposal, we refer to this increase in authorized shares as the Share Capital Amendment.

Our Board has approved the Share Capital Amendment, with implementation subject to approval from our shareholders at the Annual Meeting. If our shareholders approve the Share Capital Amendment, it will become effective upon the filing of the amendment with the Secretary of State of Delaware. Based on the vote requirement for this proposal, as described below, we urge MicroVision shareholders to vote in favor of the Share Capital Amendment.

We believe that the Share Capital Amendment is critical for MicroVision to maintain sufficient liquidity to execute our long-term business strategy, enable efficient and flexible access to capital markets, and support opportunistic strategic partnerships and arrangements. As we broaden our go-to-market strategy with a wide range of opportunities in autonomy and mobility, the company requires access to capital and our potential customers and partners must have confidence in the company’s capital capacity.

In the event that the Share Capital Amendment fails to receive the required approval from shareholders, MicroVision would be unable to execute its strategic plan as envisioned and would be at a significant disadvantage amongst competitors that have greater liquidity and access to capital.

Management strongly believes that approval of this proposal is necessary for MicroVision to deliver on its strategy and remain competitive in the marketplace.

Outstanding Shares and Purpose of the Proposal

As of the Record Date, we had approximately 245.8 million shares of common stock issued and outstanding and approximately 12.9 million shares of common stock reserved for future issuance under outstanding options, restricted stock units, and performance-based restricted stock units. In addition, approximately 26.3 million have been reserved for issuance pursuant to an outstanding convertible note and warrant. Thus, approximately 22.9 million authorized shares of common stock currently remain available for issuance, including pursuant to our stock incentive plans.

Our Board believes it is in the best interest of MicroVision and its shareholders to increase the number of authorized shares of common stock to provide flexibility to issue shares of common stock for general corporate purposes, which could include equity-based financing transactions to support liquidity needs for the execution of our business strategy in the long term, capital markets transactions with institutional and other financial partners, and equity investments in us by strategic partners, including customers. The availability of additional authorized shares of common stock would allow us to execute any of these transactions in the future without additional shareholder approval, except as may be required in particular cases by our Certificate of Incorporation, applicable law, or the rules of any stock exchange on which MicroVision securities may then be listed.

In approving the Share Capital Amendment, our Board considered many factors, including the following:

●	the balance of our cash, cash equivalents and other liquid securities in light of expected near-term and future cash needs;

●	the amount of available authorized shares of our common stock and its current trading price;

●	cash and cash equivalent balances, fundraising capacity, market capitalization, and trading prices of peer companies and market competitors;

●	the length of time of the typical development cycle, design win process, start of production, and product implementation in the autonomy and mobility industries, particularly with regard to new products and market-changing solutions like ours;

●	the potential need for investment throughout these cycles and the length of time to meaningful production volume and revenue generation;

●	current trends and risks in the capital markets, uncertainty and weakness in the macroeconomic environment, and instability and disruption in the geopolitical climate; and

●	the voting guidelines of our major institutional shareholders and the two largest proxy advisory firms, namely Institutional Shareholder Services and Glass Lewis & Co.

The approval of the Share Capital Amendment is highly important for our ongoing business. Successfully developing and commercializing perception software and lidar sensor solutions for our target markets requires significant and disciplined investment of resources and the ability to sustain operations throughout the long sales cycles, before meaningful volumes and revenue are realized.

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If this proposal is not approved, we will be severely limited in our ability to (i) raise capital that may be needed to fund further development and commercialization of our products, (ii) develop key collaborations with capital markets participants, and (iii) engage in strategic partnerships or other arrangements that may be needed to advance or accelerate our commercialization efforts, any of which could hamper our ability to successfully compete in our target markets.

Our Board and management carefully considered the number of shares needed for the increase sought in the Share Capital Amendment. The voting guidelines of our largest institutional shareholders and the two largest proxy advisory firms indicate that they would likely approve of a doubling of MicroVision’s authorized capital, thus allowing for an increase of 310 million shares. However, following a thorough analysis of the company’s capital stock requirements, considering the key factors enumerated above, and a careful balancing of the interests of all MicroVision shareholders, the Board and management determined that the increase proposed in the Share Capital Amendment would be limited to 200 million, a much smaller increase than the institutional and proxy advisory firm guidelines would have permitted.

Although we expect to require raising additional capital to fund our operations in the long term, which may involve the issuance of common stock, there is currently no transaction pending. We have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to this proposed increase in the number of authorized shares at this time, and we have not allocated any specific portion of the proposed increase in the authorized number of shares to any particular purpose. Approval of this proposal will provide the company with important flexibility to pursue the best opportunities to maximize shareholder value.

Effects of the Increase in Authorized Common Stock

Approving the amendment to increase the authorized number of shares of MicroVision common stock will not result in any dilution to current shareholders unless we issue such additional shares in the future. With analysis and recommendations from management and our external proxy advisor, our Board approved the size of the proposed increase to provide sufficient authorized shares for use for any of the purposes described above, including any necessary financing transactions, as well as to provide the ability to take advantage of other opportunities that may be available to the company that would require the use of shares of common stock without the cost and time that would be needed to seek further amendments to its Certificate of Incorporation.

If this proposal is approved, the newly authorized shares of common stock would have the same rights as the presently authorized shares, including the right to cast one vote per share of common stock. Although the authorization of additional shares would not, in itself, have any effect on the rights of any holder of MicroVision common stock, the future issuance of additional shares of common stock (other than a stock split or dividend) would have the effect of diluting existing voting rights and could have the effect of diluting earnings per share and book value per share of existing shareholders.

The Share Capital Amendment will not affect the number of shares of Preferred Stock authorized, which is 25,000,000 shares of Preferred Stock, par value $.001 per share. Currently, there are no shares of Preferred Stock issued and outstanding.

No Appraisal Rights

Our shareholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the proposed amendment to our Certificate of Incorporation to increase the authorized number of shares, and we will not independently provide shareholders with any such right.

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No Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Potential Anti-takeover Effects of Increase in Authorized Common Stock

In addition to the more traditional uses described in the sections above, it is possible that the company could issue shares of MicroVision stock as a defense against efforts to obtain control of the company, however, we are not aware of any such efforts. Our Board does not intend or view the increase in authorized shares of stock as an anti-takeover measure, nor are we aware of any effort by any third party to accumulate our securities or obtain control of MicroVision by means of a merger, tender offer, solicitation in opposition to management or otherwise.

Vote Required – Your vote is extremely important.

The affirmative vote of a majority of the outstanding shares of MicroVision common stock is required to approve the Share Capital Amendment. As a result, abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

The Proposed Share Capital Amendment

This general description of this proposal is qualified in its entirety by reference to the text of the amendment set forth below for the increase of the total number of authorized shares of common stock. If this proposal is approved by shareholders, it will become effective upon the filing of a Certificate of Amendment with the State of Delaware, which MicroVision would intend to file promptly following the shareholder vote in connection with the Annual Meeting. If this proposal is not approved, the Certificate of Incorporation will continue to allow for the authorization of 310,000,000 shares of common stock.

The first paragraph of ARTICLE IV of MicroVision’s Certificate of Incorporation shall be amended and restated to read in its entirety as follows if our shareholders vote to approve this proposal:

The total number of shares of capital stock which this corporation shall have the authority to issue is five hundred thirty-five million (535,000,000) shares, consisting of (i) five hundred ten million (510,000,000) shares of common stock, $.001 par value (“Common Stock”) and (ii) twenty-five million (25,000,000) shares of preferred stock, $.001 par value (“Preferred Stock”).

Summary

In light of the considerations articulated above, our Board and management believe that approval of the Share Capital Amendment is essential to successfully drive our long-term strategy delivering our perception software and lidar sensor solutions to our target markets. Moreover, seeking to carefully balance the interests of all company shareholders, our Board and management set the size of the share increase in the Share Capital Amendment lower than the size that would likely have been supported by the company’s largest institutional shareholders. The increase to our authorized shares of common stock will allow us flexibility to support our liquidity needs, efficient capital-raising capabilities, and strategic partnerships and arrangements. Sufficient authorized capital is an important tool for us to remain competitive in the highly demanding and quickly evolving markets in which we operate.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” the AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AMEND THE TOTAL NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

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Proposal THREE—Approval of AN AMENDMENT TO the 2022 MICROVISION, INC.
Equity Incentive Plan

General

Our Board adopted the 2022 MicroVision, Inc. Equity Incentive Plan, which we refer to as the 2022 Incentive Plan, in April 2022 and our shareholders subsequently approved the 2022 Incentive Plan at our 2022 Annual Meeting. We are now seeking shareholder approval of an amendment to increase the number of shares of common stock reserved for issuance by an additional twelve million shares.

On April 15, 2025, our Board unanimously approved an amendment to the 2022 Incentive Plan, which we refer to as the Plan Amendment, to authorize an additional twelve million shares of our common stock for issuance thereunder, subject to shareholder approval of the Plan Amendment. Our Board has determined that it is in the best interests of MicroVision to adopt the Plan Amendment and is asking our shareholders to approve the Plan Amendment to meet our compensation goals for current and future years and to provide sufficient authorized shares available for the grant of awards under the 2022 Incentive Plan. Our named executive officers and directors have an interest in this proposal as they are eligible to receive equity awards under the Plan Amendment.

Proposal

At our 2022 annual meeting, our shareholders approved the initial share reserve under the 2022 Incentive Plan equal to: (a) 16.5 million shares, plus (b) (i) any shares that, as of immediately prior to the termination of the 2020 Plan, had been reserved but not issued pursuant to awards granted under the 2020 Plan and not subject to any awards granted thereunder, plus (ii) any shares subject to awards granted under the 2020 Plan that, after the 2020 Plan was terminated, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the company due to failure to vest, with the maximum number of shares to be added to the 2022 Incentive Plan pursuant to clause (b) above equal to 3.5 million shares. As of February 28, 2025, there were 12.2 million shares subject to outstanding equity awards granted under the 2022 Incentive Plan and, currently, only approximately 2.2 million shares remain available for issuance under the 2022 Incentive Plan. Information regarding the shares continuing to be governed by the 2022 Incentive Plan, in aggregate, is as follows:

If approved by our shareholders, we believe the reservation of an additional twelve million shares pursuant to the Plan Amendment will provide us with a sufficient number of shares available for issuance under the 2022 Incentive Plan to continue to provide a range of equity incentive tools and sufficient flexibility to permit us to make effective use of the share-based awards our shareholders authorize for incentive purposes. Without increasing the number of shares available for issuance under the 2022 Incentive Plan, once the currently remaining reserve of 2.2 million shares is exhausted, we will not be able to continue to offer competitive levels of equity compensation to attract and retain qualified personnel to continue supporting our current operations or potential growth. As a result, we may need to make significant changes to our compensation practices that would limit the flexibility to provide competitive compensation. Changes may include increased use of cash which, in addition to impacting our ability to attract, motivate, and retain highly qualified personnel for positions of substantial responsibility with the company, may negatively impact the business by reducing the cash available to reinvest into the business.

Our Board believes that the Plan Amendment is in the best interests of the company in order to continue to successfully attract and retain key personnel responsible for the successful execution of our go-to-market strategy and to motivate all employees to increase shareholder value, and recommends that our shareholders vote to approve the Plan Amendment.

If our shareholders do not approve the Plan Amendment, the 2022 Incentive Plan will remain in effect but will have insufficient shares reserved for issuance to achieve our ongoing incentive, recruiting, and retention objectives. Consequently, without shareholder approval of the Plan Amendment, we believe our ability to motivate, retain, and recruit the individuals necessary to drive our performance and increase long-term shareholder value will be impaired. We therefore believe that shareholder approval of the amendment to the 2022 Incentive Plan is critical to our success.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” AN AMENDMENT TO THE 2022 MICROVISION, INC. EQUITY INCENTIVE PLAN

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Key Features of Plan Amendment

●	The Plan Amendment is limited to an increase in shares reserved.

○	The Plan Amendment seeks our shareholders’ approval to authorize an additional twelve million shares of our common stock reserved for issuance under the 2022 Incentive Plan.

●	All other features of the 2022 Incentive Plan remain unchanged, including:

○	Types of Awards: The Plan continues to permit the award of options, stock appreciation rights, restricted stock, restricted stock units, and performance awards.

○	Plan Administration: A committee of independent directors will continue to administer the 2022 Incentive Plan.

○	Dividend Restrictions on Unvested Shares: If dividends or other distributions with respect to unvested shares of restricted stock are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid.

○	Annual Compensation Limit for Non-Employee Directors: The Plan continues to impose an annual compensation limit each fiscal year.

○	No Compensation Limits for Other Participants: The Plan does not contain compensation limits for other participants who are not non-employee directors.

○	Prohibition on Repricing: The Plan continues to prohibit option repricings or other exchange programs without shareholder approval.

Considerations of our Board of Directors in Making its Recommendation

Our Board approved the Plan Amendment to increase the number of shares reserved under the 2022 Incentive Plan by twelve million shares.

Our Board and management believe that granting equity awards motivates higher levels of performance, aligns the interests of employees and shareholders by giving employees the perspective of owners with equity stakes in MicroVision, and provides an effective means of recognizing employee contributions to our success. Our Board and management also believe that equity awards are of critical value in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and encouraging current employees and other service providers. Finally, our Board and management believe that the ability to grant equity awards will be critical to our future success by helping us to accomplish these objectives.

In 2022, when we last sought shareholder approval of an increase to the number of shares reserved for issuance under the 2022 Incentive Plan, we disclosed that we expected that the reserve would be sufficient through fiscal year 2024 and that we would potentially request additional shares in fiscal year 2025 or 2026. Thus, our usage of shares under the 2022 Incentive Plan was in line with our expectations. Now, if our shareholders approve the Plan Amendment, we currently anticipate that the shares available under the 2022 Incentive Plan will be sufficient to meet our expected needs through 2027, depending upon future stock prices and business needs, so we therefore anticipate that we may request additional shares under the 2022 Incentive Plan at our 2027 or 2028 annual meeting of shareholders. However, future circumstances and business needs may dictate a different result. In determining the number of shares to be reserved for issuance under the 2022 Incentive Plan, our Board also considered the following:

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●	Remaining Competitive by Attracting/Retaining Talent. As discussed above, our Board considered the importance of an adequate pool of shares to attract, retain and reward our high-performing employees, especially since we compete with many heavily resourced technology companies for a limited pool of talent.

●	Historical Grant Practices. Our Board considered the historical amounts of equity awards that we have granted in the past three years. In fiscal years 2022, 2023, and 2024, we granted equity awards representing a total of 21.9 million shares.

	MicroVision Annual Equity Usage
	2022	2023	2024
Options Granted	-	-	-
RSUs/PSUs Granted	3,180,037	3,491,521	9,234,473
Executive PRSUs Granted	6,000,000	-	-
Gross Grants (excluding forfeitures)	9,180,037	3,491,521	9,234,473

●	Forecasted Grants. As discussed above, our Board currently anticipates that the proposed share reserve, based on projected share utilization will be sufficient for our equity award usage through 2027 and potentially longer. In determining the projected share utilization, our Board considered a forecast that included the following factors: (i) the approximately 6.0 million shares issued as performance-based RSUs, or PRSUs, to executives in 2022 will be forfeited and available for future grant if the performance goals are not achieved by December 31, 2025; (ii) the estimated cancellations and forfeitures that may be returned back to the 2022 Incentive Plan; and (iii) our current stock price. Future business needs or circumstances may cause us to request additional shares sooner or later than our current estimates.

Summary of the 2022 Equity Incentive Plan

The following is a summary of the principal features of the 2022 Incentive Plan and its operation. Other than as revised to reflect the Plan Amendment, the summary is the same as was disclosed in the Proxy Statement for our 2022 Annual Meeting of Shareholders and is qualified in its entirety by reference to the 2022 Incentive Plan as set forth in Appendix A.

General

MicroVision’s pioneering work requires top talent and a highly motivated team. The purposes of the 2022 Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants who perform services for MicroVision, and to promote the success of our business. These incentives are provided through the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, and performance awards.

Authorized Shares

Subject to the adjustment provisions contained in the 2022 Incentive Plan, shareholders are being asked to approve the reservation of the following number of shares of our common stock for issuance under the 2022 Incentive Plan: (a) 28.5 million shares plus (b) (i) any shares that, as of immediately prior to the termination or expiration of the 2020 MicroVision, Inc. Incentive Plan (which we refer to as the 2020 Plan), have been reserved but not issued pursuant to any awards granted under the 2020 Plan and are not subject to any awards granted thereunder, plus (ii) any shares subject to awards granted under the 2020 Plan that, after the 2020 Plan is terminated or expires, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the company due to failure to vest, with the maximum number of shares to be added to the 2022 Incentive Plan pursuant to clause (b) above equal to 3.5 million shares. In addition, shares may become available for issuance under the 2022 Incentive Plan as described in the next paragraph. The shares may be authorized, but unissued, or reacquired common stock. As of February 28, 2025, the number of shares subject to awards outstanding under the 2022 Incentive Plan was 12.2 million shares.

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If an award granted under the 2022 Incentive Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, or performance awards is forfeited to or repurchased by the company due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant under the 2022 Incentive Plan (unless the 2022 Incentive Plan has terminated). With respect to stock appreciation rights, the gross shares granted pursuant to a stock appreciation right will cease to be available under the 2022 Incentive Plan. Shares that actually have been issued under the 2022 Incentive Plan under any award will not be returned to the 2022 Incentive Plan and will not become available for future distribution under the 2022 Incentive Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units or performance awards are repurchased by the company or are forfeited to the company due to the failure to vest, such shares will become available for future grant under the 2022 Incentive Plan. Shares used to pay the exercise price or purchase price of an award and/or used to satisfy the tax withholding obligations related to the award will cease to be available for future grant or sale under the 2022 Incentive Plan. To the extent an award under the 2022 Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2022 Incentive Plan.

Adjustments to Shares Subject to the 2022 Incentive Plan

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the company, or other change in the corporate structure affecting our common stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Incentive Plan, will adjust the number and class of shares of stock that may be delivered under the 2022 Incentive Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the numerical share limits in the 2022 Incentive Plan.

Administration

The 2022 Incentive Plan will be administered by the MicroVision Board, any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board or a duly authorized committee of the Board in accordance with the terms of the 2022 Incentive Plan, or the Administrator. In the case of transactions, including grants to certain officers and key employees of the company, intended to qualify, as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, or the Exchange Act, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

Subject to the terms of the proposed 2022 Incentive Plan, the Administrator has the authority to interpret and administer the 2022 Incentive Plan, including but not limited to, the authority, in its discretion, to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the 2022 Incentive Plan) and to interpret the provisions of the 2022 Incentive Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant. The Administrator may make rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing administration of the 2022 Incentive Plan, or qualifying for favorable tax treatment under applicable non-U.S. laws and may make all other determinations deemed necessary or advisable for administering the 2022 Incentive Plan. The Administrator may temporarily suspend the exercisability of an award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with applicable laws. The Administrator may not institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and/or different terms), awards of a different type and/or cash, (ii) which participants have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the Administrator, or (iii) the exercise price of an outstanding award is reduced unless our shareholders approve an amendment to the 2022 Incentive Plan that permits such an exchange program (or to the limited extent determined necessary by the Administrator to avoid diminution or enlargement of awards following corporate transactions such as stock dividends or stock splits).

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Eligibility

Awards may be granted to employees, directors and consultants of ours and employees and consultants of any parent or subsidiary corporation of MicroVision. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of MicroVision or any parent or subsidiary corporation. As of March 31, 2025, approximately 180 employees, six non-employee directors, and 0 consultants were eligible to participate in the 2022 Incentive Plan and there were 186 award holders under the 2022 Incentive Plan and 11 award holders under the terminated 2020 Incentive Plan. As of March 31, 2025, the closing price of a share of our common stock as reported on The Nasdaq Global Market was $1.24.

Stock Options

Each option granted under the 2022 Incentive Plan will be evidenced by a written or electronic agreement between the company and a participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2022 Incentive Plan.

The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, an exception may be made for any options that are granted in substitution for options held by employees of companies that the company acquires in a manner consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended, or the Code. In addition, any incentive stock option granted to an employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the company or any parent or subsidiary corporation of the company, or a Ten Percent Stockholder, must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of our common stock is the closing price of our stock on any established stock exchange or national market system on the applicable date.

The 2022 Incentive Plan provides that the Administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when the company receives the notice of exercise and full payment for the shares to be exercised, together with any applicable tax withholdings.

Options will be exercisable at such times or under such conditions as determined by the Administrator and set forth in the award agreement. The maximum term of an option will be specified in the award agreement, provided that stock options will have a maximum term of no more than 10 years, and provided further that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding 5 years.

The Administrator will determine and specify in each award agreement, and solely in its discretion, the period of exercise applicable to each option following a service provider’s cessation of service. In the absence of such a determination by the Administrator, the participant generally will be able to exercise his or her option for (i) three months following his or her cessation of service for reasons other than death or disability, and (ii) one year following his or her cessation of service due to disability or following his or her death while holding the option. An award agreement may provide for an extension of a post-service exercise period upon a cessation of service for reasons other than death or disability if the exercise of the option following such cessation of service would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the Securities Act.

Restricted Stock Awards

Awards of restricted stock are grants of, or rights to acquire or purchase, shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Each restricted stock award granted will be evidenced by a written or electronic agreement between the company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2022 Incentive Plan. Restricted stock awards may be subject to vesting conditions if and as the Administrator specifies, and the shares acquired may not be transferred by the participant until vested. The Administrator may set restrictions as it may deem advisable and appropriate.

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Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed before the participant’s cessation of service. Unless the Administrator provides otherwise, and participants holding restricted stock will have the right to vote the shares and, unless the Administrator determines otherwise, to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the underlying shares and dividends or other distributions payable with respect to shares subject to awards will not be paid before and unless the underlying shares vest. The Administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

The Administrator may grant restricted stock units which represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each restricted stock unit granted under the 2022 Incentive Plan will be evidenced by a written or electronic agreement between the company and the participant specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the 2022 Incentive Plan. Restricted stock units may be settled, in the sole discretion of the Administrator, in shares, cash or a combination of both.

After the grant of a restricted stock unit award, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2022 Incentive Plan will be evidenced by a written or electronic agreement between the company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the 2022 Incentive Plan.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of exercised shares. The company may pay the appreciation in cash, in shares, or in some combination thereof. The term of a stock appreciation right will be set forth in the award agreement but will not be more than 10 years. The terms and conditions relating to the period of exercise following a cessation of service with respect to options described above also apply to stock appreciation rights.

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Performance Awards

Performance awards may also be granted under the 2022 Incentive Plan. Performance awards are awards that will result in a payment to a participant only if the performance goals or other vesting criteria (if any) the Administrator may establish are achieved or the awards otherwise vest. Each award of performance awards granted under the 2022 Incentive Plan will be evidenced by a written or electronic agreement between the company and the participant specifying the performance period and other terms and conditions of the award, consistent with the requirements of the 2022 Incentive Plan. Earned performance awards will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator may set vesting criteria based upon the achievement of specific performance objectives, including company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion, and which, depending on the extent to which they are met, will determine the number and/or the value of performance awards to be paid out to participants.

After the grant of a performance award, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance awards. Performance awards will have an initial value established by the Administrator on or before the date of grant. A participant will forfeit any performance awards unearned or unvested as of the date set forth in the award agreement.

Non-Employee Director Award Limitations

The 2022 Incentive Plan provides that no non-employee director may be granted, in any fiscal year, equity awards, including any under the 2022 Incentive Plan, with a grant date fair value (determined in accordance with U.S. Generally Accepted Accounting Principles) of more than $750,000, with this limit increased to $1,000,000 in connection with his or her initial fiscal year of service. Any awards granted to an individual while he or she was an employee, or while he or she was a consultant but not a non-employee director, will not count for purposes of these limitations. No annual award limitations apply to employees or consultants.

Transferability of Awards

Unless determined otherwise by the Administrator and subject to the terms of the 2022 Incentive Plan, awards granted under the 2022 Incentive Plan generally are not transferable other than by will or by the laws of descent and distribution, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Dissolution or Liquidation

In the event of the company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable before the effective date of such proposed transaction. An award will terminate immediately before consummation of such proposed action to the extent the award has not been previously exercised or vested.

Change in Control

The 2022 Incentive Plan provides that, in the event of a merger of the company with or into another corporation or entity or a change in control, each award will be treated as the Administrator determines without a participant’s consent, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation or its affiliate with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately before the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable or restrictions applicable to an award will lapse, in whole or in part, before or upon consummation of such merger of change in control, and, to the extent the Administrator determines, terminate upon or immediately before the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the company without payment), or (B) the replacement of such award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted by the 2022 Incentive Plan, the Administrator will not be obligated to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards, similarly in the transaction.

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If the successor corporation (or an affiliate thereof) does not assume or substitute for the award (or portion thereof), the participant will fully vest in and have the right to exercise the participant’s outstanding options and stock appreciation rights (or portion thereof) that is not assumed or substituted for, all restrictions on restricted stock, restricted stock units, performance awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions thereof), all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the Administrator or under the applicable award agreement or other written agreement authorized by the Administrator between the participant and the company or any of its subsidiaries or parents. In addition, unless specifically provided otherwise by the Administrator or under the applicable award agreement or other written agreement authorized by the Administrator between the participant and the company or any of its subsidiaries or parents, if an option or stock appreciation right (or portion thereof) is not assumed or substituted for, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.

With respect to awards granted to a non-employee director (while such individual was a non-employee director) that are assumed or substituted for, if on the date of or following such assumption or substitution, the participant’s status as a member of our Board or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the non-employee director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise by the Administrator or under the applicable award agreement or other written agreement authorized by the Administrator between the participant and the company or any of its subsidiaries or parents.

Forfeiture Events

The Administrator may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. Awards will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that we are required to adopt under the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The Administrator may require a participant to forfeit, return or reimburse us all or a portion of the award and any amounts paid under the award, according to such clawback policy or in order to comply with applicable laws.

Termination or Amendment

The 2022 Incentive Plan will continue in effect until terminated pursuant to its terms, but no options that qualify as incentive stock options may be granted after 10 years from the earlier of Board or shareholder approval of the 2022 Incentive Plan. The Administrator may amend, alter, suspend or terminate the 2022 Incentive Plan at any time, provided that the company will obtain shareholder approval of any amendment to the extent approval is necessary and desirable to comply with any applicable laws. No amendment, alteration, suspension or termination will materially impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

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Federal Tax Aspects

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2022 Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired through such grant.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired through a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

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Restricted Stock Units

There generally are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Awards

A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2022 Incentive Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Medicare Surtax

A participant’s annual “net investment income,” as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the 2022 Incentive Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Company

The company generally will be entitled to a tax deduction in connection with an award under the 2022 Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

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Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director or consultant may receive under the 2022 Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance.

The following table sets forth (i) the aggregate number of shares of our common stock subject to awards made under the 2022 Incentive Plan to our named executive officers and the below-listed groups during the last fiscal year and (ii) the dollar value of such awards based on an aggregate grant date fair value determined pursuant to FASB ASC Topic 718. Additional awards may be granted to these individuals and groups in the future, as determined in the discretion of our Board or Compensation Committee but any awards that may be made and any benefits and amounts that may be received or allocated under the 2022 Incentive Plan in the future are not determinable at this time.

Name of Individual or Group	Number of Awards	Dollar Value of Awards (1)
Sumit Sharma (2) Chief Executive Officer and Director	1,925,000	$5,983,750
Anubhav Verma (2) Chief Financial Officer	850,000	$919,875
Drew G. Markham (2) General Counsel, SVP People Operations	732,500	$820,875

All executive officers, as a group	3,507,500	$7,724,500
All directors who are not executive officers, as a group	563,150	$604,622
All employees who are not executive officers, as a group	5,463,823	$7,590,195

(1) For illustrative purposes only, reflects the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718.

(2) The RSUs granted in connection with the 2024 Executive Bonus Plan will vest and be earned only upon achievement of preestablished company financial and individual business objectives. Please see “2024 Compensation Program—Generally—Annual Performance-Based Incentive Bonus” within the Compensation Discussion and Analysis for additional information. As these 2024 short-term incentive bonus awards remain unearned and unvested and, therefore, no grant date has yet been determined for accounting purposes, the grant date fair value is based on the closing price of our common stock on December 31, 2024 in accordance with FASB ASC Topic 718.

Required Vote

The affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting will be required for approval of the amendment to the 2022 Incentive Plan to reflect the Plan Amendment and increase the number of shares reserved for issuance thereunder by twelve million shares.

Summary

We believe strongly that approval of the Plan Amendment to the 2022 Incentive Plan is essential to our continued success and ability to compete for talent in the labor markets in which we operate. Our employees and our leadership team are highly valuable assets of MicroVision. Stock options, restricted stock units, and other awards such as those provided under the 2022 Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our development, commercialization, and strategic goals. Importantly, by owning equity in MicroVision, our employees and leadership team have financial interests that are aligned with our shareholders. For these reasons, the shareholders are being asked to approve the Plan Amendment to the 2022 Incentive Plan.

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PROPOSAL FOUR—APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Our Board is asking shareholders to cast a non-binding, advisory vote FOR the approval of the compensation paid to MicroVision’s named executive officers, as disclosed in the Executive Compensation section of this proxy statement.

Our executive compensation program embodies a pay-for-performance philosophy that is intended to reinforce and propel our business strategy and closely align the interests of our executives with our shareholders. This performance-based philosophy is achieved through a program that emphasizes at-risk compensation tied to the achievement of performance objectives and shareholder value. Our executive compensation program is also designed to attract and retain highly talented executives who are critical to the successful implementation of our business strategy.

For these reasons, our Board is asking shareholders to support this proposal. Although the vote is non-binding, our Compensation Committee and Board value the views of our shareholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers. We seek your vote on this proposal pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and we seek advisory votes on executive compensation each year.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL 2024, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis describes the principles underlying our executive compensation program and discusses how those principles affected our policies and decisions regarding the compensation of our named executive officers during 2024.

Executive Summary

Our Business and Strategy. MicroVision is committed to driving the global adoption of our proprietary products, which leverage our deterministic AI “at the edge” with our innovative perception and application software running on our diverse lidar sensors. Our solutions enable advanced driver-assistance systems, or ADAS, and autonomy features for customers in a wide range of industries, including robotics, automated warehouse, agriculture, mining, military, and automotive. Our deterministic AI at the edge software running on our sensors enables intelligent autonomous, active safety, and automation systems which depend on secure, cost-effective, and energy-efficient solutions. This software has been developed in close collaboration with our automotive customers and we are now rapidly expanding with it into new industrial and commercial vehicle sectors.

Our integrated solution, built on our perception software stack, combines our lidar sensors, both MEMS-based and flash-based, and application software targeted for sale to industrial mobility and autonomy companies, automotive OEMs and Tier 1 suppliers, and defense contractors. Our deterministic AI at the edge enables critical decisions to be made locally and independent of the cloud, leading to faster responses, improved data privacy, and reduced costs. Our mature perception software stack has met the rigorous requirements of automotive qualification and incorporates advanced features, like localization and fusion. Our lidar sensors include MAVIN®, a MEMS-based long-range sensor capable of small object detection, and MOVIA™, a flash-based short- to mid-range sensor, both suitable for industrial and automotive applications. We also develop customer-specific application software, allowing expansion into a wide array of sectors.

Our Financial Results. Revenue in 2024 was $4.7 million, which was lower than 2023 revenue of $7.3 million; gross loss in 2024 was $2.8 million, which was significantly lower than 2023 gross profit of $4.5 million. Our 2024 revenue was primarily attributable to sales of our lidar sensors to industrial customers, as well as to a commercial vehicle OEM, while 2023 revenue was largely attributable to components that we developed for a high-definition display system.

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During 2024, we reduced our operating expenses through restructuring activities, which primarily involved reductions in our global workforce. Total operating expenses for 2024 were $82.7 million, while such expenses for 2023 were $93.4 million.

We ended 2024 with a cash and investments balance of $74.7 million, compared to $73.8 million at the end of 2023, which we believe evidences our continued fiscal discipline and a focus on maximizing cash resources.

Our Pay-for-Performance Philosophy. With a focus on commercializing our perception solutions, broadening our market strategy, and streamlining our operations, we designed our compensation program across the entire company to emphasize long-term performance and drive the team toward a common set of objectives. For our employees, we continued our milestone equity award program, which bases a portion of compensation on the achievement of collective performance goals as reflected in stock price performance. Our executive compensation program was also designed with a performance-based philosophy in mind. The leadership team, led by CEO Sumit Sharma, drove our efforts to advance our strategic objectives and make significant progress on ambitious product and business development goals. During 2024, we expanded our go-to-market strategy into new industrial sectors, participated in evaluations, development opportunities, and multiple RFI and RFQ processes, and invested in manufacturing capabilities to build out inventory and scale production capacity. We also significantly streamlined our global cost structure and secured new funding.

2024 Compensation Highlights. A central compensation focus in 2024 was to continue to motivate our global leadership team and workforce to drive the company toward success, primarily in business development, entering new markets, and supporting customer engagement, all to enhance long-term value creation for MicroVision and increase the price of our stock over the long-term.

Comparing our 2024 executive compensation to our peers (see “The Role of Peer Groups” below for more information on our peer group):

●	Base salary for our CEO was below the median.

●	Target total cash compensation, which was salary and a 100% of salary short-term incentive bonus target for Mr. Sharma, and which was salary plus a 40% of salary short-term incentive bonus target for Mr. Verma and Ms. Markham, was below the median for all three named executive officers.

●	Based on our 2023 peer group used by the Compensation Committee when they established 2024 compensation, the value of total compensation as reported in the Summary Compensation Table in this proxy statement was at the median for Mr. Sharma and was below the median for Mr. Verma and Ms. Markham.

In July 2024, the Board approved a new employment agreement for our CEO, as his April 2021 employment agreement had been set to expire in April 2024. Highlights relating to our CEO’s 2024 compensation, based on the July 2024 agreement terms, include:

●	Base annual salary for Mr. Sharma, which is subject to annual review by our Board, remained at $530,000, as had been established by the Board in 2023, and was below the median as compared to our 2023 peer group.

●	Although he had no short-term incentive bonus opportunity prior to 2024, pursuant to the July 2024 agreement the Board established a target bonus opportunity for fiscal year 2024 equal to 100% of Mr. Sharma’s base salary. As of the date of this report, achievement of the applicable performance goals for 2024 has not been made or approved although our Board anticipates making such determination by the end of the second quarter of 2025. This incentive performance-based bonus is more fully described later in this compensation discussion and analysis.

●	To strongly align the interests of our CEO and our shareholders, the Board granted Mr. Sharma a long-term equity incentive award of 1.125 million shares, scheduled to vest in equal annual installments over three years from the grant date, subject to continued service to the company through the applicable vesting date.

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In June 2024, our Compensation Committee approved certain adjustments to compensation for both Mr. Verma and Ms. Markham in connection with their promotion to Senior Vice President, as follows:

●	With the Company’s significant global expansion in 2023 and the broadening of its strategic plan to include new markets and product solutions, Mr. Verma and Ms. Markham were each promoted to the level of Senior Vice President from Vice President.

●	With the expanded responsibilities, base annual salary was increased to $425,000 for Mr. Verma and to $400,000 for Ms. Markham.

●	The performance-based bonus target for each of Mr. Verma and Ms. Markham remained at 40% of base salary but, as the date of this report, achievement of the applicable performance goals for 2024 has not been made or approved although our Compensation Committee anticipates making such determination by the end of the second quarter of 2025. These incentive performance-based bonuses are more fully described later in this compensation discussion and analysis.

●	To strongly align the interests of our executive team and our shareholders, the Board granted a long-term equity incentive award of 450,000 shares and 360,000 shares to Mr. Verma and Ms. Markham, respectively, scheduled to vest in equal annual installments over three years from the grant date, subject to continued service to the company through the applicable vesting date. The grant value from these equity awards was below the median and resulted in below-median 2024 target compensation for Mr. Verma and Ms. Markham.

Executive Compensation Philosophy and Elements

The overall objectives of our executive compensation program are to provide compensation at competitive levels in order to recruit and retain talented executives, motivate our executives to achieve our strategic and financial objectives, and provide incentives to help align the interests of our executives with the interests of our shareholders.

Our executive compensation program includes the following primary elements of compensation:

Base Salary	Base salaries for our executives are primarily based on the role, taking into account competitive market compensation paid by other companies in our peer group for comparable positions. Each named executive officer’s base salary is also determined by reviewing the other components of an executive’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy, recognizing the opportunity for long-term equity and cash bonus.

Annual Performance-Based Incentive Bonus

The Compensation Committee believes that a portion of each executive’s total cash compensation should be based on the company’s performance. The Compensation Committee believes that structuring a significant portion of each executive’s annual cash compensation as a short-term incentive bonus, and the contingent nature of that compensation, induces an executive to drive toward achievement of both the short- and long-term goals of the company. The amount of the bonus depends generally on the level of company performance, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executives, except the CEO, which is approved by the Board.

The amount of any bonus actually awarded to executives is determined solely in the discretion of the Compensation Committee, or by the Board in the case of our CEO, based on achievement of preestablished performance objectives.

2024 executive officer bonuses were awarded as performance-contingent RSUs for the target award level, subject to earnout for achieving financial and non-financial goals and subject to continued time vesting if earned.

Long-Term Equity Incentive Awards	A key component of our executive compensation program, equity awards, both time-based and performance-based, are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executives with those of shareholders.

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The Roles of our Board, Compensation Committee, and Chief Executive Officer. Our Compensation Committee’s purpose is to discharge the Board of Director’s responsibilities relating to the compensation of our executive officers and the adoption of policies that govern our compensation and benefit programs, other than with respect to our CEO’s compensation. Our Compensation Committee reviews and recommends the CEO’s compensation, which is subject to the approval of the Board. The Board is able to make any adjustments that it may determine are appropriate with respect to our CEO’s compensation. The Compensation Committee determines all compensation for our other named executive officers. At the invitation of our Compensation Committee, our CEO provides input regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the CEO’s assessment of the other named executive officers because of his direct knowledge of each executive’s role, performance and contributions. During 2024, our CEO attended part or all of each Compensation Committee meeting at the request of the Compensation Committee. However, the Compensation Committee ultimately discussed and determined each executive officer’s compensation without the executive officer present.

The Role of the Compensation Consultant. Our Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm. F.W. Cook does not provide any other services to MicroVision and works with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on our compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. A representative of F.W. Cook attends Compensation Committee meetings from time to time, when requested by the Compensation Committee.

The Role of Peer Groups. In September 2023, the Compensation Committee, with input from F.W. Cook reviewed the composition of the peer group established by the Compensation Committee in 2021 and updated in 2022 and removed two companies that were no longer publicly traded, while also adding three companies (two lidar companies and one technology company). The 2023 peer group was used by the Compensation Committee for the purpose of evaluating the compensation arrangements of our executive team for 2024.

The 19 companies in the 2023 peer group that was used as context in 2024 compensation decisions are publicly traded, U.S.-based technology companies.

Advent Technologies	Indie Semiconductor*	PROS
Aeva Technologies*	InterDigital	Rambus
Akoustis Technologies	Luminar Technologies	SecureWorks
Ambarella	Ouster, Inc.*	Vicor
CEVA	PagerDuty	Workhorse Group
Digimarc	PDF Solutions
FuelCell Energy	Progress Software

*Added to the 2023 peer group to replace the following companies from our 2022 peer group: CyberOptics Corporation and Velodyne Lidar. Velodyne Lidar merged with Ouster, Inc. in 2023.

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We consider competitive market data regarding compensation as context for compensation decisions and target the median for our executive compensation, but we do not rely solely on market data. Management and the Compensation Committee incorporate flexibility into our compensation programs and the assessment process so that we are able to respond to and adjust for the evolving business environment and the value delivered by our named executive officers. In addition to competitive data, we may take into account a variety of other factors, such as general market conditions, internal equity, the company’s size and cash flow, and an individual’s level of responsibilities, as well as an individual’s recent or future expected contributions.

Consideration of Say-on-Pay Vote Results. We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2024 annual meeting of shareholders, which took place last June, our shareholders approved the compensation of our named executive officers as disclosed in our 2024 proxy statement with approximately 72% of the votes cast in favor of the proposal. To enhance engagement with our large base of retail shareholders, management may hold virtual meetings or “fireside chats” with groups of shareholders at various times throughout the year. The Compensation Committee will continue to consider the results of the annual say-on-pay vote and specific shareholder input in determining 2025 and future compensation programs for our executive officers.

2024 Compensation Program—Generally

Base Salaries. Base salaries for our named executive officers are determined for each executive based on position, responsibility, experience and competitive market data. Base salaries are adjusted from time to time to recognize various levels of responsibility, promotions, individual performance, market conditions and internal equity issues. Rather than applying a formulaic approach, the Compensation Committee awards base salaries for our named executive officers within the context of our overall merit increase system considering level of responsibility, individual performance, market competitive factors, and the critical role of the executive in our future growth and strategy.

Annual Performance-Based Incentive Bonus. Historically, the Compensation Committee has approved an annual performance-based incentive bonus opportunity for each executive in order to motivate and reward an individual’s annual contribution to company performance. In June 2024, the Compensation Committee approved the 2024 Executive Bonus Plan, which was designed to motivate and reward participants based upon the company’s annual performance and for their individual contributions to the company’s success during 2024, as well as to encourage retention. The plan is intended to reward high performance consistent with our core business objectives.

Payouts under the 2024 Executive Bonus Plan require achievement of preestablished company financial and individual business objectives. The financial objectives are based on 2024 revenue and adjusted EBITDA (as such non-GAAP financial measure is defined most recently in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission, the SEC, on March 26, 2025). The revenue objective and the adjusted EBITDA objective were each 25% of the bonus opportunity, while the non-financial objectives were the remaining 50%.

The 2024 short-term incentive bonus took the form of a grant of RSUs, however executives only vest, or earn, the RSUs if the preestablished financial and non-financial performance objectives are achieved. The 2024 Executive Bonus Plan did not have the ability to earn above the target level for overachievement that exceeded the financial or non-financial objectives. If and to the extent that the performance objectives are deemed to be achieved, the RSUs are scheduled to fully vest on the one-year anniversary of the grant date.

Based on the company’s audited financial results as reported in the Annual Report on Form 10-K filed with the SEC on March 26, 2025, our Compensation Committee certified that the revenue objective of at least $8 million was achieved at 0% and that the adjusted EBITDA objective of no less than negative $70 million was achieved at 100%. However, as of the date of this report, neither the Board nor Compensation Committee has made a determination as to achievement by our named executive officers of the non-financial objectives, which include qualitative goals that would indicate efficient and effective management of the company, including strategy, operations, business development, and workforce; we anticipate that the determination will be made by the end of the second quarter of 2025.

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Equity Compensation Program. The equity compensation program is designed to align executive compensation with the interests of our shareholders and also with the company’s long-term performance because the value of an equity award depends on our stock price. Our executive and employee equity compensation has been comprised of a combination of time-based equity awards and performance-based equity awards. Time-based equity compensation awards are an important retention tool as they generally vest over a multi-year period, subject to continued service by the award recipient. Performance-based equity awards, including the PRSU program supported by our shareholders and approved by our Compensation Committee in 2022, are intended to motivate our executives and employees to be focused on executing our strategy and building long-term and sustained shareholder value. To date, no PRSUs granted pursuant to the PRSU program approved in 2022 have become eligible to vest.

Stock Retention Policy. Furthering our goal of aligning the long-term interests of our executive officers with those of our shareholders, we have adopted a stock retention policy guideline that requires the CEO and other executive officers to obtain over time, and then to retain, equity with a minimum value of five times base salary in the case of the CEO and three times base salary in the case of other executives. The guideline has an implicit expectation that the only stock sales will be to pay tax due when RSUs vest until the executive is in compliance.

Severance and Change in Control Benefits. In June 2024, the Compensation Committee approved our Key Executive Severance and Change in Control Plan. Our executives and certain officers are eligible to participate in this plan at levels ranging from Tier 1 – 3, with different benefits based on level. The plan provides for eligibility for severance benefits upon a termination of employment either (i) by us other than for “cause,” or (ii) by the executive pursuant to a “good reason termination,” with enhanced severance benefits if such a termination of employment occurs within three months prior to or 18 months following a Change in Control (which period is referred to herein as the change-in-control period), in each case subject to execution of a release of claims in favor of the company. For purposes of this plan, a “Change in Control” is defined generally as a change in ownership of more than 50% of the total voting power of the company, with certain exceptions, or an effective change of control whereby a majority of the board of directors is replaced during any 12-month period by directors not endorsed by the incumbent board members, or a change in a substantial portion of company assets through the acquisition of assets valued at more than 50% of the company’s total asset value. Further, pursuant to the applicable participation agreement, “cause” generally includes the participant’s willful and continued failure to perform, personal dishonesty as related to his/her personal enrichment, being convicted of or pleading no contest to a felony or certain types of criminal offenses, acts that cause harm to the company, breach of non-disclosure or confidentiality obligations, breach of fiduciary duties to the company, obstructing or not materially cooperating with certain investigations, breach of company policy or code of conduct, or (outside of the change-in-control period) failure to carry out reasonable and lawful instructions of supervisor. The term “good reason” is generally defined in the applicable participation agreement as a resignation of employment by a participant following a material reduction in base salary or target bonus, a material diminution of authority, duties, or responsibilities, a material breach of a material term of an employment or equity award agreement, or a change of more than 30 miles to the work location, provided that a participant must provide written notice to us of the initial existence of a good reason termination condition within 90 days of the occurrence thereof, thereafter we will have 30 days to cure such good reason termination condition, and the participant must resign within 60 days following the end of such cure period. This summary of the Key Executive Severance and Change in Control Plan is qualified in its entirety by the terms described in the plan and the Participation Agreement, both of which are included as an exhibit to the company’s Annual Report on Form 10-K as filed with the SEC.

Executive Compensation Recoupment Policy. In November 2023, our Board, upon recommendation of our Compensation Committee, adopted a Policy on Recoupment of Incentive Compensation, which superseded and replaced in its entirety our prior Executive Compensation Recoupment Policy that had been in place since March 2020. The policy was adopted to comply with new regulatory requirements applicable to public companies, including the SEC’s rules under Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and The Nasdaq Stock Market listing standards requiring Nasdaq-listed companies to adopt a compliant recoupment policy no later than December 1, 2023.

Under the policy if we are required to prepare an accounting restatement of our financial statements, then, unless an exception applies, we are obligated to recover any erroneously awarded incentive-based compensation from the qualifying executive officers (as defined in the final SEC rules). “Erroneously awarded incentive-based compensation” is the amount of any cash- or equity-based compensation that was awarded, paid, earned or became vested wholly or in part upon the attainment of any financial reporting measure in excess of the amount that would have been received had the compensation been determined based on the restated financials. The mandatory recovery of such compensation would apply regardless of whether or not an executive officer had engaged in misconduct or otherwise caused or contributed to the requirement to prepare an accounting restatement.

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Benefits. Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of the benefit programs offered to employees. These programs include medical, dental, vision, group life and disability insurance, and a medical reimbursement plan. Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute to the plan on a before-tax basis, pursuant to Internal Revenue Service rules. MicroVision will match 50% of the first 6% of eligible pay that is contributed to the 401(k) savings plan, up to a maximum of 3% of eligible earnings. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by MicroVision become fully vested after one year. Our executive officers are eligible to participate in these benefit programs on the same basis as our other employees.

Perquisites. We may offer other benefits to our employees and executive officers from time to time, including relocation packages, which benefits are typically offered to help us compete more effectively to attract or retain an executive officer.

Compensation Risk Assessment. Our Compensation Committee has reviewed our compensation programs and policies and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term growth, which we believe will ultimately contribute to the creation of shareholder value.

2024 Compensation—Our Chief Executive Officer

Employment Terms and Base Salary. Mr. Sharma was appointed as our CEO in February 2020. In July 2024, we entered into a new form of employment agreement with Mr. Sharma, which superseded and replaced his prior employment agreement with us. In April 2024, Mr. Sharma was granted the fourth and final tranche of the annual equity award provided by the now-expired employment agreement that we entered into with him in April 2021.

The new employment agreement retained Mr. Sharma’s annual base salary of $530,000, which may be adjusted from time to time at the discretion of the Board. Further, the agreement provides that Mr. Sharma will be eligible for short-term and long-term incentive compensation, including equity compensation, which will be determined at the discretion of the Board; that he will participate in the company’s key executive severance and change in control plan at the tier 1 level; and that he will participate in the benefits and programs generally available our other employees, including expense reimbursement, retirement, insurance and vacation. Mr. Sharma is required by the employment agreement to comply with the company’s standard confidentiality and invention assignment agreement, including customary confidentiality, invention assignment, non-solicit and non-compete covenants.

Annual Performance-Based Incentive Bonus. In July 2024, as provided for in the new employment agreement, the Board approved a short-term incentive bonus opportunity for Mr. Sharma with a target of 100% of his base salary, paid in the form of equity in order to conserve cash and drive alignment with shareholders. The equity, however, can only be earned upon achievement of the financial and individual business objectives pursuant to the terms of our 2024 Executive Bonus Plan. The Board approved the grant of 500,000 RSUs in connection with Mr. Sharma’s short-term incentive bonus opportunity. This award will only vest if and to the extent the financial and non-financial objectives under the 2024 Executive Bonus Plan are achieved (including partial vesting for partial earnout), and any portion of the RSUs that vest as a result of the performance criteria remain subject to time-based vesting through the one-year anniversary of the grant date.

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As noted above, the Compensation Committee has certified achievement against the financial objectives, but the Board has made no assessment of Mr. Sharma’s achievement of the non-financial objectives. Accordingly, Mr. Sharma’s short-term incentive bonus award remains unearned and unvested. We anticipate that the determination will be made by the end of the second quarter of 2025.

Long-Term Equity Incentive Award. Also, in July 2024 and as provided for in the new employment agreement, the Board approved the grant of a long-term incentive equity award to Mr. Sharma of 1,125,000 RSUs scheduled to vest at a rate of 33% annually on each anniversary of the grant date over the next three years, subject to his continued service to the company on each vesting date. The grant value of this RSU award was below the median of equity compensation awards provided to other CEOs in our peer group.

Mr. Sharma’s compensation is heavily performance based, being dependent both on short-term financial and non-financial goals and on the long-term performance of the company as reflected in its stock price. The equity incentives that comprise a significant portion of his pay are far more aligned with shareholder value than a short-term cash program.

Severance and Change in Control Benefits. The Board approved, in July 2024, Mr. Sharma’s participation in the company’s Key Executive Severance and Change in Control Plan, which is described above. As a “Tier 1 Executive,” in the event that he is terminated during the period from three months before to 18 months after a “Change in Control” for any reason other than by the company for “cause” or his resignation voluntarily for “good reason,” Mr. Sharma would be entitled to a cash payment equal to 18 months of his base salary, plus 150% of his target bonus, plus the cost of 18 months of premium payments under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, with any such payments subject to timely execution of a release of claims in favor of the company and continued compliance with any confidentiality or restrictive covenant obligations. In addition, certain of his outstanding and unvested equity awards will become vested and free of restriction, although if any award requires performance achievement, then vesting will be subject to the level of performance that has been achieved as of the date of such qualifying termination.

In the event that Mr. Sharma is terminated outside of the defined change-in-control period and the termination is for any reason other than by the company for “cause” or he resigns voluntarily for “good reason,” Mr. Sharma would be entitled to a cash payment of cash equal to 18 months of his base salary, plus 100% of his prorated target bonus, plus the cost of 12 months of premium payments under COBRA, with any such payments subject to timely execution of a release of claims in favor of the company and continued compliance with any confidentiality or restrictive covenant obligations. There would be no acceleration of vesting of outstanding equity awards, except as otherwise set forth in an applicable award agreement.

Tax Equalization. The expansion and integration of our global operations after the January 2023 acquisition from Ibeo, as well as key engagement with European automotive OEMs, necessitated that Mr. Sharma spend a substantial amount of time working on the company’s behalf in Germany throughout the second half of 2022 and full years 2023 and 2024. To minimize any tax burden in Germany as a result of this work, in 2023 our Board approved a tax equalization plan whereby the company is obligated to cover incremental taxes and any related tax preparation services required to be paid in connection with Mr. Sharma’s work in Germany. The tax equalization plan is intended to result in a net-neutral tax position for Mr. Sharma such that he will neither benefit from nor owe additional tax due to his business travel. Payments for the tax equalization may occur in the years following the actual tax year in which tax is incurred. Mr. Sharma remains financially responsible for taxes he incurs in the U.S. In March 2025, pursuant to this tax equalization obligation, the company paid a net amount of $73,649 to the German tax authority related to taxes assessed for tax years 2022 and 2023.

2024 Compensation—Our Other Executive Officers

Base Salaries. With the company’s global expansion in 2023 and the subsequent broadening of our product portfolio and business strategy, in June 2024 the Compensation Committee promoted Mr. Verma and Ms. Markham to senior vice president roles, with expanded functions and responsibilities. In line with these promotions, their base salaries were increased from $400,000 to $425,000 for Mr. Verma and from $372,000 to $400,000 for Ms. Markham.

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Annual Performance-Based Incentive Bonus. For fiscal year 2024, Mr. Verma and Ms. Markham were eligible for a short-term incentive bonus opportunity each with a target of 40% of their base salary, paid in the form of equity in order to conserve cash and drive alignment with shareholders. The equity, however, can only be earned upon achievement of certain company financial and individual business objectives pursuant to the terms of our 2024 Executive Bonus Plan. Accordingly, the short-term incentive bonus awards remains unearned and unvested. Subject to being earned and vesting per the terms of the 2024 Executive Bonus Plan, the Compensation Committee approved the grant of 200,000 RSUs to Mr. Verma and 186,250 RSUs to Ms. Markham in connection with their short-term incentive bonus opportunity. These awards will only vest if and to the extent of achievement of the financial and non-financial objectives, and any portion of the RSUs that vest as a result of the performance criteria remain subject to time-based vesting through the one-year anniversary of the grant date.

As noted above, the Compensation Committee has certified achievement against the financial objectives, the Compensation Committee has made no assessment of the individual achievement of non-financial objectives. Accordingly, the short-term incentive bonus award for each of Mr. Verma and Ms. Markham remains unearned and unvested. We anticipate that the determination will be made by the end of the second quarter of 2025.

For fiscal year 2023, Mr. Verma and Ms. Markham were eligible to earn an annual incentive bonus targeted at 40% of their respective base salary, dependent on performance. In June 2024, the Compensation Committee made its determination of achievement of 2023 performance against the objectives and approved payouts in the form of fully vested RSUs, which for Mr. Verma covered 200,000 shares of our common stock and for Ms. Markham covered 186,250 shares. RSUs were used to pay the 2023 bonuses to conserve cash and align with longer-term equity performance after payout.

Long-Term Equity Incentive Award. In June 2024, our Compensation Committee approved the grant of a long-term incentive equity award to Mr. Verma of 450,000 RSUs and to Ms. Markham of 360,000 RSUs. These long-term equity incentive awards are scheduled to vest at a rate of 33% annually on each anniversary of the grant date over the next three years, subject to the executive’s continued service to the company on each vesting date. Aligning the interests of our executive team with MicroVision’s shareholders, these equity awards comprise a significant portion of executive compensation with a value that is dependent both on the long-term performance of the company as reflected in its stock price. The Compensation Committee believes that this alignment of our executives’ economic interests with our shareholders value is an important feature of our executive compensation program.

Severance and Change in Control Benefits. The Compensation Committee approved, in June 2024, Mr. Verma’s and Ms. Markham’s participation at the Tier 2 level in the company’s Key Executive Severance and Change in Control Plan, which is described above. As a “Tier 2 Executive,” in the event that he/she is terminated during the period from three months before to 18 months after a “Change in Control” for any reason other than by the company for “cause” or voluntarily resigning for “good reason,” he/she would be entitled to a cash payment equal to 12 months of base salary, plus 100% of target bonus, plus the cost of 12 months of COBRA premium payments, with any such payments subject to timely execution of a release of claims in favor of the company and continued compliance with any confidentiality or restrictive covenant obligations. In addition, certain of his/her outstanding and unvested equity awards will become vested and free of restriction, although if any award requires performance achievement then vesting will be subject to the level of performance that has been achieved as of the date of such qualifying termination.

In the event that Mr. Verma/Ms. Markham is terminated outside of the defined change-in-control period and the termination is for any reason other than by the company for “cause” or voluntarily resigns for “good reason,” he/she would be entitled to a cash payment of cash equal to 12 months of base salary, plus 100% of his/her prorated target bonus, plus the cost of 12 months of COBRA premium payments, with any such payments subject to timely execution of a release of claims in favor of the company and continued compliance with any confidentiality or restrictive covenant obligations. There would be no acceleration of vesting of outstanding equity awards, except as otherwise set forth in an applicable award agreement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2024 with MicroVision’s management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in MicroVision’s annual report on Form 10-K and proxy statement relating to the 2025 annual meeting of shareholders.

The Compensation Committee of the Board of Directors

Jeffrey Herbst, Chair Simon Biddiscombe
Robert P. Carlile
Dr. Mark Spitzer

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Summary Compensation Table

The following table provides information regarding the compensation paid to, or earned by, each of our named executive officers during the last three fiscal years.

Name and Principal Positions	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Sumit Sharma	2024	530,000	—	5,983,750	—	—	11,227	6,524,977
Chief Executive Officer	2023	462,917	—	4,245,000	—	—	54,900	4,762,817
	2022	300,000	—	8,571,000	—	—	46,261	8,917,261
Anubhav Verma	2024	417,708	—	699,875	—	—	—	1,117,583
Chief Financial Officer	2023	400,000	220,000	—	—	—	—	620,000
	2022	400,000	160,000	3,090,000	—	—	—	3,650,000
Drew G. Markham	2024	391,833	—	616,000	—	—	10,193	1,018,026
General Counsel, VP People Operations	2023	372,000	204,875	—	—	—	9,900	586,775
	2022	372,000	148,800	1,854,000	—	—	9,150	2,383,950

(1)	From January 1, 2024 through March 31, 2024, Mr. Verma’s and Ms. Markham’s salaries were $400,000 and $372,000, respectively. Effective as of April 1, 2024, Mr. Verma’s and Ms. Markham’s salaries increased to $425,000 and $400,000, respectively.

(2)	Discretionary bonuses reported as 2023 compensation reflect 2023 performance of Mr. Verma and Ms. Markham paid in the form of fully vested equity awards that were granted in 2024. The Compensation Committee approved the payouts on June 4, 2024 for achievement of non-financial strategic objectives attributed to fiscal year 2023, with 200,000 RSUs granted to Mr. Verma and 186,250 RSUs granted to Ms. Markham. As further described in the Compensation Discussion and Analysis, Mr. Verma and Ms. Markham were each eligible to earn a performance-based bonus targeted at 40% of their base salaries based upon performance in 2023. Mr. Sharma was not eligible for and did not receive a bonus for 2023. For 2024, the named executive officers are eligible for performance-based bonuses pursuant to the 2024 Executive Bonus Plan, as described in the Compensation Discussion and Analysis. To conserve cash and drive alignment with shareholders, the 2024 short-term incentive bonus was made in the form of a grant of RSUs that vest upon certification of achievement of the applicable performance goals and service to the company through the first anniversary of the grant date. The Board/Compensation Committee has not yet made performance achievement determinations for the 2024 bonuses, so these RSU awards remain unearned and unvested. We expect that the Board/Compensation Committee will make achievement determinations by the end of the second quarter of 2025. The 2024 amounts have been reported as Stock Awards because achievement of the performance objectives have not been determined.

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(3)	The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted or modified in the year shown pursuant to our 2020 Incentive Plan or 2022 Equity Incentive Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 9 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. For performance-based RSUs granted in 2022 and 2024, the grant date fair value reported assumes maximum level of achievement; there has been no vesting of these performance awards to date.

(4)	For the 2024 compensation year, the named executive officers are eligible for performance-based bonuses pursuant to the 2024 Executive Bonus Plan, as described in the Compensation Discussion and Analysis and Note 2 above. Neither the Board nor the Compensation Committee has yet made performance determinations for such bonuses and no date has been set for such determinations. Mr. Sharma’s incentive target is 100% of his base salary, while Mr. Verma’s and Ms. Markham’s incentive target is 40% of their respective base salary.

(5)	With respect to Mr. Sharma for 2024, $1,098 of the amount included in this column reflects tax preparation services for Mr. Sharma’s Germany tax filings for 2023. No tax equalization payments were made on behalf of Mr. Sharma until March 2025 when the company paid a net amount of $73,649 to the German tax authority, of which $36,088 related to the German tax assessment for 2023 and $37,561 related to the German tax assessment for 2022. When the U.S. and German tax returns for Mr. Sharma for tax year 2024 are finalized, we expect to make an additional tax equalization payment with respect to Mr. Sharma’s time spent working in Germany in 2024 overseeing our operations there. Please see “2024 Compensation—Our Chief Executive Officer—Tax Equalization” within the Compensation Discussion and Analysis for additional information. The remaining amounts included in this column generally consist of matching contributions under MicroVision’s 401(k) plan of 50% of the first 6% of eligible pay contributed to the 401(k) plan and which benefit is available to all of the company’s employees.

Grants of Plan-Based Awards

The following table provides information regarding the amount of equity awards granted to our named executive officers during the fiscal year ended December 31, 2024.

	Equity Grants at Target & Maximum
Name	Grant Date	Date of Board or Compensation Committee Action to Grant Award	All Other Stock Awards: # of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Sumit Sharma	04/08/2024 (3)	05/06/2021	300,000	$4,245,000
	07/24/2024 (4)	07/11/2024	1,125,000	$1,203,750
	07/24/2024 (6)	07/11/2024	500,000	$535,000
Anubhav Verma	06/04/2024 (5)	06/04/2024	200,000	$220,000
	06/04/2024 (4)	06/04/2024	450,000	$495,000
	06/04/2024 (6)	06/04/2024	200,000	$204,875
Drew G. Markham	06/04/2024 (5)	06/04/2024	186,250	$204,875
	06/04/2024 (4)	06/04/2024	360,000	$396,000
	06/04/2024 (6)	06/04/2024	186,250	$220,000

(1)	The number of shares reported in this column represent RSUs granted under our 2022 Equity Incentive Plan, and for some awards pursuant to an employment agreement for Mr. Sharma and/or our 2024 Executive Bonus Plan, and which are described in more detail in the Compensation Discussion and Analysis and the notes below.

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(2)	The dollar amounts reported in this column reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of the awards granted in the most recently completed fiscal year pursuant to our 2022 Equity Incentive Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718) rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 9 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. As described in Note 9, the grant date fair value is based on the closing price of our common stock on the date of grant.

(3)	Represents the fourth and final installment of the special equity award granted to Mr. Sharma pursuant to his April 2021 employment agreement.
(4)

Represent long-term equity incentive awards. Please see “2024 Compensation Program—Our Chief Executive Officer—Long-Term Equity Incentive Awards” and “2024 Compensation Program—Our Other Executive Officers—Long-Term Equity Incentive Awards” within the Compensation Discussion and Analysis for additional information.

(5)

These RSUs were granted in connection with 2023 short-term incentive bonuses for Mr. Verma and Ms. Markham. For performance achieved during fiscal year 2023, Mr. Verma and Ms. Markham were eligible to earn an annual incentive bonus targeted at 40% of their respective base salary, dependent on performance. In June 2024, the Compensation Committee made its determination of achievement of 2023 performance against the objectives and approved payouts in the form of fully vested RSUs. RSUs were used to pay the 2023 bonuses to conserve cash and align with longer-term equity performance after payout. Please see “2024 Compensation Program—Generally—Annual Performance-Based Incentive Bonus” within the Compensation Discussion and Analysis for additional information.

(6)	The RSUs granted in connection with the 2024 Executive Bonus Plan will vest and be earned only upon achievement of preestablished company financial and individual business objectives. Please see “2024 Compensation Program—Generally—Annual Performance-Based Incentive Bonus” within the Compensation Discussion and Analysis for additional information. As these 2024 short-term incentive bonus awards remain unearned and unvested and, therefore, no grant date has yet been determined for accounting purposes, the grant date fair value is based on the closing price of our common stock on December 31, 2024 in accordance with FASB ASC Topic 718. There is no threshold performance with respect to these awards, and the maximum payout equals the target.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding the holdings of stock options and RSUs by each of our named executive officers as of the end of our most recently completed fiscal year. The market value of RSUs is based on the closing price of MicroVision common stock on The Nasdaq Stock Market on December 31, 2024, which was $1.31.

Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested ($)
Sumit Sharma		10,000	—	3.16	10/7/2025
		25,000	—	1.89	6/1/2026
		65,000	—	1.67	2/8/2027
		90,348	—	0.73	5/22/2029
	6/1/2022					2,380,000	(1)	$3,117,800
	7/24/2024					1,125,000	(2)	$1,473,750
	7/24/2024					500,000	(3)	$655,000
Anubhav Verma	6/1/2022	—	—	—	—	1,700,000	(1)	$2,227,000
	6/4/2024					450,000	(2)	$589,500
	6/4/2024					200,000	(3)	$262,000
	11/16/2021					16,765	(4)	$21,962
Drew G. Markham	6/1/2022	—	—	—	—	1,020,000	(1)	$1,336,200
	6/4/2024					360,000	(2)	$471,600
	6/4/2024					186,250	(3)	$243,988

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(1)	The following percentages of PRSUs will become eligible to vest if the closing price of our common stock reaches or exceeds the stated price thresholds for at least 20 consecutive trading days during the performance period through December 31, 2025: 10% at $12.00, 30% at $18.00, 30% at $24.00, and 30% at $36.00. If the performance goals are met no later than December 31, 2025, the portion of the PRSUs deemed earned will become subject to time-based vesting in equal quarterly installments over two years starting from the date on which the goal is achieved.
(2)	The RSUs are scheduled to vest ratably over three years on each of anniversary of the grant date, with each such vesting event subject to continued service to MicroVision on the respective vesting date.
(3)	The RSUs are scheduled to vest on the one-year anniversary of grant, subject to achievement of certain financial and individual management objectives pursuant to the 2024 Executive Bonus Plan. The Board/Compensation Committee has not yet made performance determinations for such bonuses, but expects to do so by the end of the second quarter of 2025.
(4)	The RSUs are scheduled to vest on November 16, 2025, subject to continued service to MicroVision on the vesting date.

Option Exercises and Stock Vested

The following table provides information regarding options exercised and restricted stock unit awards vested for our named executive officers during the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Sumit Sharma	—	—	300,000	$513,000
Anubhav Verma	—	—	233,531	$249,843
Drew G. Markham	—	—	206,250	$222,035

(1)	Of the amounts shown in this column, MicroVision sold the following number of shares to cover tax withholding obligations: 125,563 shares for Mr. Sharma, 61,513 shares for Mr. Verma, and 54,444 shares for Ms. Markham.
(2)	Value realized equals the fair market value of MicroVision common stock on the vesting date, multiplied by the number of shares that vested.
(3)	Value realized on exercise is the number of shares for which the options were exercised, multiplied by the difference between the closing price of MicroVision common stock on the exercise date and the applicable exercise price per share of the options.

Equity Granting Practices

We do not grant equity awards on a predetermined schedule, but typically approve equity awards either at regularly scheduled meetings of our Compensation Committee or Board of Directors, or during an open trading window. We have not granted, nor do we intend to grant, stock options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and we have not taken, nor do we intend to take, material nonpublic information into account when determining the terms of stock options. Similarly, we have not timed, nor do we intend to time, the release of material nonpublic information for the purpose of affecting the value of executive compensation or for any other purpose.

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Potential Payments upon Termination or Change in Control

The following table reflects the amount of compensation that would have been payable to each of our named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2024, and (2) the price per share of our common stock was $1.31, which was the closing market price on December 31, 2024.

Name	Benefit	Termination Not in Connection with a Change in Control	Termination In Connection with a Change in Control	Death($)	Disability($)
Sumit Sharma (1)(2)	Salary Severance	$795,000	$795,000	—	—
	Bonus Severance	$530,000	$795,000	—	—
	Equity vesting acceleration	—	$1,965,000
	Health care coverage	$9,654	$14,481	$7,133	$7,133

Anubhav Verma (3)(4)	Salary Severance	$425,000	$425,000	—	—
	Bonus Severance	$170,000	$170,000	—	—
	Equity vesting acceleration	—	$807,962	—	—
	Health care coverage	$9,654	$9,654	—	—

Drew G. Markham (3)(4)	Salary Severance	$400,000	$400,000	—	—
	Bonus Severance	$160,000	$160,000	—	—
	Equity vesting acceleration	—	$654,591	—	—
	Health care coverage	$9,654	$9,654	—	—

(1)	As a “Tier 1 Executive” under the Key Executive Severance and Change in Control Plan adopted in June 2024, in the event that Mr. Sharma is terminated during the period from three months before to 18 months after a “Change in Control” for any reason other than by the company for “cause” or he resigns voluntarily for “good reason,” Mr. Sharma would be entitled to a cash payment equal to 18 months of his base salary, plus 150% of his target bonus, plus the cost of 18 months of premium payments under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, with any such payments subject to timely execution of a release of claims in favor of the company and continued compliance with any confidentiality or restrictive covenant obligations. In addition, 100% of his outstanding and unvested equity awards will become vested and free of restriction, although if any award requires performance achievement then vesting will be subject to the level of performance that has been achieved as of the date of such qualifying termination of employment.

(2)	In the event that Mr. Sharma is terminated outside of the defined change-in-control period and the termination is for any reason other than by the company for “cause” or he resigns voluntarily for “good reason,” Mr. Sharma would be entitled to a cash payment of cash equal to 18 months of his base salary, plus 100% of his prorated target bonus, plus the cost of 12 months of premium payments under COBRA, with any such payments subject to timely execution of a release of claims in favor of the company and continued compliance with any confidentiality or restrictive covenant obligations. There would be no acceleration of vesting of outstanding equity awards.

(3)	As a “Tier 2 Executive” under the Key Executive Severance and Change in Control Plan adopted in June 2024, in the event that he/she is terminated during the period from three months before to 18 months after a “Change in Control” for any reason other than by the company for “cause” or voluntarily resigns for “good reason,” they would be entitled to a cash payment equal to 12 months of base salary, plus 100% of target bonus, plus the cost of 12 months of COBRA premium payments, with any such payments subject to timely execution of a release of claims in favor of the company and continued compliance with any confidentiality or restrictive covenant obligations. In addition, 100% of his/her outstanding and unvested equity awards will become vested and free of restriction, although if any award requires performance achievement then vesting will be subject to the level of performance that has been achieved as of the date of such qualifying termination of employment.

(4)	In the event that Mr. Verma/Ms. Markham is terminated outside of the defined change-in-control period and the termination is for any reason other than by the company for “cause” or voluntarily resigns for “good reason,” they would be entitled to a cash payment of cash equal to 12 months of base salary, plus 100% of prorated target bonus, plus the cost of 12 months of COBRA premium payments, with any such payments subject to timely execution of a release of claims in favor of the company and continued compliance with any confidentiality or restrictive covenant obligations. There would be no acceleration of vesting of outstanding equity awards.

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For a detailed discussion of our Key Executive Severance and Change in Control Plan, please see “2024 Compensation Program—Generally—Severance and Change in Control Benefits” within the Compensation Discussion and Analysis.

Under the 2013 and 2020 Incentive Plans, 100% of each of Mr. Sharma’s options that have not been exercised will become fully vested and immediately exercisable upon a change of control of the company that does not result in an assumption, substitution or payoff of the award by the acquiring company. Mr. Verma and Ms. Markham do not hold any options. In addition, 100% of each named executive officer’s restricted stock units will become fully vested upon a change of control of the company if they are not assumed. The 2022 PRSUs granted to each of the named executive officers’ are not entitled to any vesting in connection with a change of control unless the specific stock price targets are achieved.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Sumit Sharma, our Chief Executive Officer, compared to the median of the annual total compensation of our other employees.

Pursuant to SEC rules, for 2024 we used the same median employee as had been identified in 2023, the year that our global headcount grew substantially in connection with the acquisition of Ibeo. We determined our median employee in 2023 based on base salary (annualized in the case of full- and part-time employees who joined the company during 2023), bonus, including one-time cash payments and the grant date fair value of equity awards paid or granted during fiscal year 2023 of each of our employees (excluding Mr. Sharma) as of December 31, 2023. All amounts paid in foreign currencies were converted to U.S. dollars based on the annual exchange rate average for the year.

The annual total compensation of our median employee for 2024 including base salary, bonus, and equity grant was $102,846. Mr. Sharma’s total compensation for 2024, including base salary, bonus, and equity grant as reported in the Summary Compensation Table was $6,524,977.

Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 63.4 to 1. Given the different methods that other public companies may use to determine an estimated pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Pay Versus Performance

As required by Item 402(v) of Regulation S-K (for smaller reporting companies), we are providing the following information about the relationship between executive compensation actually paid and our financial performance for each of the last three completed fiscal years. In determining the “compensation actually paid” to our named executive officers (our “NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in each such previous year, as the valuation methods for this disclosure under Item 402(v) differ from those required in reporting the compensation information in the Summary Compensation Table. For our NEOs other than our principal executive officer (our “PEO”), compensation is reported as an average.

					Value of Initial Fixed $100 Investment Based On:			Company Selected Measure
Year (1)	Summary Compensation Total for PEO S. Sharma	Compensation Actually Paid to PEO S. Sharma (2)	Average Summary Compensation Table Total for Non-PEOs	Average Compensation Actually Paid to Non-PEOs (2)	MVIS Total Stockholder Return (3)	Peer Group Total Stockholder Return (3)	Net Loss (in thousands) (4)	Stock Price (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$6,524,977	$(30,023)	$1,067,804	$(489,143)	$181.95	$192.74	$(96,915)	$1.31
2023	$4,762,817	$832,417	$603,388	$350,830	$369.44	$146.11	$(82,842)	$2.66
2022	$8,917,261	$3,239,661	$3,016,975	$1,326,728	$326.39	$124.04	$(53,091)	$2.35

(1)	The PEO and Non-PEOs for all years were Mr. Sharma as PEO and Mr. Verma and Ms. Markham each as a Non-PEO for the entire year.
(2)	The Summary Compensation Table totals reported for the PEO and the average of the Non-PEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”: the summary compensation table totals were decreased for amounts reported under the “Option Awards” and “Stock Awards” columns and increased/decreased for the inclusion of Rule 402(v) equity values, which reflect the aggregate of the following components, as applicable (i) the fair value as of the end of the listed fiscal year of unvested equity awards granted in that year; (ii) the change in fair value during the listed fiscal year of equity awards granted in prior years that remained outstanding and unvested at the end of the listed fiscal year; and (iii) the change in fair value during the listed fiscal year through the vesting date of equity awards granted in prior years that vested during the listed fiscal year, less the fair value at the end of the prior year of awards granted prior to the listed fiscal year that failed to meet applicable vesting conditions during the listed fiscal year. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

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Description of Adjustment	2024	2023	2022
Summary Compensation Table Total Compensation for PEO S. Sharma	$6,524,977	$4,762,817	$8,917,261
Subtract grant date fair value of option awards and stock awards granted in the applicable fiscal year	$(5,983,750)	$(4,245,000)	$(8,571,000)
Adjust for year-end fair value of equity awards granted in the applicable fiscal year that are outstanding and unvested as of the applicable fiscal year end	$2,128,750	$-	$1,786,400
Adjust for change in fair value at year-end of equity awards granted in prior years that are outstanding and unvested as of the applicable fiscal year	$(3,213,000)	$(414,400)	$-
Adjust for vesting date fair value of equity awards granted and vested in applicable fiscal year	$513,000	$729,000	$1,149,000
Adjust for change in fair value of equity awards granted in prior years that vested in the applicable fiscal year	$-	$-	$(42,000)
Compensation Actually Paid to PEO S. Sharma	$(30,023)	$832,417	$3,239,661

Summary Compensation Table Total Compensation for Non-PEOs	$1,067,804	$603,388	$3,016,975
Subtract grant date fair value of option awards and stock awards granted in the applicable fiscal year	(657,938)	$-	$(2,472,000)
Adjust year-end fair value of equity awards granted in the applicable fiscal year that are outstanding and unvested as of the applicable fiscal year-end	$783,544	$-	$1,020,800
Adjust for year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the applicable fiscal year	$(1,847,316)	$(225,904)	$(186,987)
Adjust for change in fair value of equity awards granted in prior years that vested in the applicable fiscal year	$212,438	$3,346	$(52,060)
Subtract prior year-end fair value of equity award granted in prior years that failed to vest in the applicable fiscal year	$(47,675)	$-	$-
Compensation Actually Paid to Non-PEOs	$(489,143)	$350,830	$1,326,728

(3)	An investment of $100 is assumed to have been made in our common stock as of December 31, 2019. We have selected the Dow Jones U.S. Electronic & Electrical Equipment Index (DJUSEE) as our peer group. An investment of $100 is assumed to have been made in the DJUSEE as of December 31, 2019.
(4)	The dollar amounts reported represent the amount of the net loss reflected in our audited financial statements of the applicable fiscal year.
(5)	The stock prices reported here are the closing prices on the last trading day of the relevant fiscal year. Stock price was chosen from the following three most important financial performance measures used to link compensation actually paid to our PEO and other NEOs in 2024 to company performance:

Performance Metrics

Stock Price Targets	Serve as performance objectives in our performance-equity-based
PRSU program for executives
Revenue	A factor in assessing market progress and critical to the company’s long-term sustainability
Adjusted EBITDA	A key non-GAAP measure used by our Board and management to evaluate company performance

While we are required to disclose our net loss for each covered fiscal year, this is not a metric used in our compensation programs at this time.

Narrative Disclosure of Pay Versus Performance Table. In the “Compensation Discussion & Analysis” section of this Proxy Statement, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe that our executive compensation program and the executive compensation decisions included in the 2024 Summary Compensation Table and related disclosures appropriately reward our PEO and non-PEOs for driving efforts of our entire team toward our collective strategic goals, thereby supporting the long-term value creation for our shareholders.

The values included in the columns for Compensation Actually Paid to our PEO and non-PEOs, calculated in accordance with newly adopted SEC disclosure rules, in each of the fiscal years reported above and over the four-year cumulative period shows how the compensation awarded fluctuated year-over-year, primarily based on our stock price as of the last day of the listed fiscal year, among other factors. As the values change considerably from year-to-year based on stock price performance, they may not serve as a meaningful indicator of our compensation philosophy.

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Compensation Actually Paid and Performance Measures. The following graphical comparisons reflect the relationship between our PEO and average non-PEO compensation “actually paid” versus the performance measures in the pay versus performance table from 2022 to 2024:

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The pay-versus-performance analysis highlights our goal of aligning our executives’ interests with our shareholders’ interests, which is at the center of our executive compensation philosophy. The significant decrease in compensation paid to our PEO and non-PEOs from 2023 to 2024 relates to performance-based and time-based equity awards that remained unvested at December 31, 2024. The decrease in compensation paid to our PEO and non-PEOs from 2022 to 2023 is due to the lack of new equity awards being granted in 2023, other than Mr. Sharma’s annual award of 300,000 RSUs pursuant to his April 2021 employment agreement, as well as the decrease in fair value of outstanding PRSU awards.

PROPOSAL FIVE—RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Moss Adams LLP as our independent registered public accounting firm for the current fiscal year, subject to ratification by our shareholders at the Annual Meeting. We have been advised by Moss Adams LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board, or PCAOB, and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of Moss Adams LLP is expected to be present at the Annual Meeting to make a statement if they wish and to respond to appropriate questions.

Although shareholder ratification of the selection of Moss Adams LLP as our independent registered public accounting firm is not required, the Board is nevertheless submitting the selection of Moss Adams LLP to the shareholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2025. Should the selection of Moss Adams LLP not be ratified by our shareholders, the Audit Committee will reconsider the matter. Even in the event the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the company and its shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Moss Adams LLP

The following describes fees paid by MicroVision for professional services rendered by Moss Adams for fiscal year 2024 and 2023. All of the fees shown were approved by our Audit Committee in accordance with its pre-approval process:

●	Audit fees are the aggregate fees billed for professional services rendered by Moss Adams for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q were $422,212 for 2024 and $478,861 for 2023.

●	Audit-related fees include the aggregate fees billed for professional services rendered by Moss Adams in connection with the audit of the MicroVision 401(k) plan and the registration statement on Form S-3. Fees for audit related services totaled $176,706 in 2024 and $249,120 in 2023.

●	Tax fees include the aggregate fees billed for professional services rendered by Moss Adams in connection with federal, state and foreign tax compliance and tax advice. Fees for tax services totaled $46,200 in 2024 and $37,438 in 2023.

●	All other fees include all other services not described above, such as fees for subscriptions to online accounting research tools. Moss Adams billed no fees for these services in 2024 and 2023.

Our Audit Committee has considered whether the provision of services under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining Moss Adams’ independence and has determined that such services were compatible.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Our Audit Committee has established a policy to pre-approve all audit services and all permitted non-audit services by our independent auditors. As part of its pre-approval process, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. Under the pre-approval policy, and to ensure prompt handling of unexpected matters our independent auditors’ services, the Audit Committee has delegated authority to approve certain services, subject to a limit of $50,000 per approval, between meetings to the Audit Committee Chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting. Unless a type of service provided by our independent auditor has received general pre-approval pursuant to the pre-approval policy, such service will require separate pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels or budgeted amounts requires specific pre-approval by the Audit Committee.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board for general oversight of the company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management is responsible for the company’s internal controls and the financial reporting process. Moss Adams LLP, acting as an independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing reports thereon.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the fiscal year ended December 31, 2024 with the company’s management, and management represented to the Audit Committee that the company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with Moss Adams LLP, the company’s independent auditors for the fiscal year ended December 31, 2024, the matters required to be discussed by the SEC and the PCAOB.

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The Audit Committee received from Moss Adams LLP the written disclosures required by Rule 3526 of the PCAOB (Communication with Audit Committee Concerning Independence) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference.

Audit Committee of the Board of Directors

Simon Biddiscombe, Chair
Jeffrey A. Herbst
Jada Smith

OTHER BUSINESS

We know of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2026 Annual Meeting, our shareholders must adhere to the following procedures as prescribed in Rule 14a-8 under the Exchange Act.

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2026 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 29, 2025. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed in care of our Corporate Secretary, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052.

In addition, a shareholder may nominate a director or present any other proposal at the 2026 annual meeting of shareholders by complying with the requirements set forth in Section 1.11 and Section 1.12 of our bylaws. You may propose candidates for consideration by the Nominating & Governance Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the director recommendation procedures described earlier in this Proxy Statement. To be timely, a shareholder’s notice must be delivered to or mailed by first class U.S. mail, postage prepaid, and received by our Corporate Secretary at MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052 not less than 60 calendar days nor more than 90 calendar days prior to the annual meeting of shareholders. If less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to our shareholders, then for the notice by the shareholder to be timely it must be received not later than the close of business on the tenth business day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

Notice of a solicitation of proxies in support of director nominees other than MicroVision’s nominees for our 2026 annual meeting will be timely if such notice and additional information required by Rule 14a-19 and our bylaws is mailed or transmitted electronically to our Corporate Secretary no later than April 7, 2026, which is 60 calendar days prior to the one-year anniversary of the 2025 Annual Meeting. The supplemental notice and information required under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described in this section and it shall not extend any such deadline set forth under our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our bylaws describe the requirements for submitting proposals at the Annual Meeting. If you wish to obtain a free copy of MicroVision’s bylaws, please contact Investor Relations, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052.

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ADDITIONAL

INFORMATION

Annual Report

MicroVision’s Annual Report for the fiscal year ended December 31, 2024 was first made available to our shareholders with this Proxy Statement on or about April 25, 2025. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the section of this Proxy Statement entitled “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of MicroVision’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, was mailed to shareholders with this Proxy Statement. Additional copies may be obtained by shareholders without charge by written or oral request to Investor Relations, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052, telephone (425) 936-6847 (option 1), or may be accessed on the internet at www.sec.gov.

Householding

Only one copy of the Annual Report and proxy materials is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of these materials may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Shareholders residing at the same address and currently receiving multiple copies of these materials may contact Investor Relations to request that only a single copy of these materials may be mailed in the future. Contact Investor Relations by phone at (425) 936-6847 (option 1), by mail to Investor Relations, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the internet must be received by 8:59 p.m., Seattle, Washington time, on June 5, 2025. Submitting your vote by telephone or via the internet will not affect your right to vote during the virtual meeting via the internet.

The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which must be borne by the shareholder.

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Appendix A

MICROVISION, INC.

2022 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

●	to attract and retain the best available personnel for positions of substantial responsibility,

●	to provide additional incentive to Employees, Directors and Consultants, and

●	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2. Definitions. As used herein, the following definitions will apply:

2.1 “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4 “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 of the Plan.

2.9 “Common Stock” means the common stock of the Company.

2.10 “Company” means MicroVision, Inc., a Delaware corporation, or any successor thereto.

2.11 “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.12 “Director” means a member of the Board.

2.13 “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.14 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.15 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.16 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.17 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.18 “Fiscal Year” means the fiscal year of the Company.

2.19 “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.20 “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.21 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.22 “Option” means a stock option granted pursuant to the Plan.

2.23 “Outside Director” means a Director who is not an Employee.

2.24 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.25 “Participant” means the holder of an outstanding Award.

2.26 “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10 of the Plan.

2.27 “Performance Period” means Performance Period as defined in Section 10.1 of the Plan.

2.28 “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.29 “Plan” means this 2022 Equity Incentive Plan, as may be amended from time to time.

2.30 “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

2.31 “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.32 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.33 “Section 16b” means Section 16(b) of the Exchange Act.

2.34 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.35 “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.36 “Service Provider” means an Employee, Director or Consultant.

2.37 “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

2.38 “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 of the Plan is designated as a Stock Appreciation Right.

2.39 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.40 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.41 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock Subject to the Plan.

3.1 Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to (a) 16.5 million Shares plus (b) (i) any Shares that, as of immediately prior to the termination or expiration of the 2020 MicroVision, Inc. Incentive Plan (the “2020 Plan”), have been reserved but not issued pursuant to any awards granted under the 2020 Plan and are not subject to any awards granted thereunder, plus (ii) any Shares subject to awards granted under the 2020 Plan that, after 2020 Plan is terminated or expired, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (b) above equal to 3.5 million Shares. In addition, Shares may become available for issuance under Section 3.2 of the Plan. The Shares may be authorized but unissued, or reacquired Common Stock.

3.2 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award and/or used to satisfy the tax withholding obligations related to the Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1 of the Plan, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3.2 of the Plan.

3.3 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

4.1 Procedure.

4.1.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

4.1.2 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3 Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.2 Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a) to determine the Fair Market Value;

(b) to select the Service Providers to whom Awards may be granted hereunder;

(c) to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(d) to approve forms of Award Agreements for use under the Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;

(f) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(g) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(h) to modify or amend each Award (subject to Section 20.3 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5 of the Plan);

(i) to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16 of the Plan;

(j) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(k) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(l) to make all other determinations deemed necessary or advisable for administering the Plan.

4.3 No Exchange Program. No Exchange Program shall be implemented under the Plan unless the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any special or annual meeting of stockholders of the Company, approve an amendment to the Plan that permits such Exchange Program.

4.4 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

6.1 Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2 Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.3 Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4 Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.5 Option Exercise Price and Consideration.

6.5.1 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2 Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3 Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

6.6 Exercise of Option.

6.6.1 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option, within three (3) months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4 of the Plan. However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within one (1) year of such cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4 of the Plan, as applicable). However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of such cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within one (1) year following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4 of the Plan, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.5 Tolling Expiration. A Participant’s Award Agreement also may provide that:

(a) if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or

(b) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2 Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3 Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 of the Plan will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

7.4 Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

7.5 Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 of the Plan relating to the maximum term and Section 6.6 of the Plan relating to exercise also will apply to Stock Appreciation Rights.

7.6 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

8.2 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3 Transferability. Except as provided in this Section 8 of the Plan or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5 Removal of Restrictions. Except as otherwise provided in this Section 8 of the Plan, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7 Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

9.1 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2 Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

9.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

9.5 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Awards.

10.1 Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2 Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3 Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4 Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5 Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.

11. Award Limitations.

11.1 Outside Director Award Limitations. No Outside Director, in any Fiscal Year, may be granted equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of such individual’s initial service as an Outside Director. Any Awards granted or other compensation provided to an individual for such individual’s services as an Employee, or for such individual’s services as a Consultant (other than as an Outside Director), will be excluded for purposes of this Section 11.1 of the Plan.

12. Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6.4 of the Plan), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3 of the Plan.

15.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or successor corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3 of the Plan, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the acquiring or successor corporation (or an affiliate thereof) does not assume the Award (or portion thereof) as described below, or substitute for the Award (or portion thereof) as described above, then the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3 and Section 15.4 of the Plan below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section 15.3 will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15.4 Outside Director Awards. With respect to Awards granted to an Outside Director while such individual was an Outside Director that are assumed or substituted for (as described in Section 15.3 of the Plan), if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Parent or Subsidiaries, as applicable.

16. Tax Withholding.

16.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under the Plan.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective as of its approval by the Board. The Plan will continue in effect until terminated under Section 20 of the Plan, but no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after ten (10) years from the earlier of the Board or stockholder approval of the Plan.

20. Amendment and Termination of the Plan.

20.1 Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.

20.2 Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

21.1 Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

21.2 Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to and contingent upon approval by the stockholders of the Company at the Company’s 2022 annual meeting of stockholders. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. If such stockholder approval is not obtained, and Awards granted under the Plan will be cancelled and never will vest or be exerciasable.

24. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such Participant’s status as an employee and/or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit or, return to the Company, or reimburse the Company for, all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

*      *      *

MicroVision

MICROVISION, INC.
18390 NE 68TH STREET
REDMOND, WA 98052

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MVIS2025
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Simon Biddiscombe 02) Robert P. Carlile 03) Jeffrey A. Herbst 04) Sumit Sharma 05) Peter Schabert
06) Jada Smith 07) Mark B. Spitzer

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000673280_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com

MICROVISION, INC.
ANNUAL MEETING JUNE 6, 2025
PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Sumit Sharma and Drew Markham, and each of them, each with power to appoint his or her substitute, as proxies to vote and act at the 2025 Annual Meeting of Shareholders of MicroVision, Inc. (the "Company") to be held on June 6, 2025, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the matters on the reverse side, as described in the accompanying notice of the 2025 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2025 Annual Meeting are hereby revoked.

The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR proposals 1-5. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof.

0000673280_2 R1.0.0.2

Continued and to be signed on reverse side